Exhibit 10.44

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MULTI-COLOR CORPORATION,

MCC-WISCONSIN, LLC,

MCC-NORWAY, INC.,

NORTHSTAR PRINT GROUP, INC.

AND

JOURNAL COMMUNICATIONS, INC.

January 25, 2005

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 25th day of January, 2005, by and among MULTI-COLOR CORPORATION, an Ohio corporation (“Multi-Color”); MCC-WISCONSIN, LLC (“MCC-Wisconsin”), an Ohio limited liability company wholly owned by Multi-Color; MCC-NORWAY, INC., a Michigan corporation wholly owned by Multi-Color (“MCC-Norway”) (collectively Multi-Color, MCC-Wisconsin and MCC-Norway, the “Buyer”); NORTHSTAR PRINT GROUP, INC., a Wisconsin corporation (the “Seller”); and JOURNAL COMMUNICATIONS, INC., a Wisconsin corporation and the sole shareholder of the Seller (“JCI”).

RECITALS

The Seller is engaged in the business of the production of gravure and flexographic labels for the prime label consumer product market and operates three (3) facilities located at 1222 Perry Way, Watertown, Wisconsin; 1836 Sal Street, Green Bay, Wisconsin; and 512 Ninth Avenue, Norway, Michigan (the “Business”). The Buyer desires to purchase, and the Seller desires to sell the Business and substantially all of the non-cash assets of the Seller, upon the terms and conditions herein set forth, and JCI owns the real estate located at 1222 Perry Way, Watertown, Wisconsin, which JCI desires to sell and the Buyer desires to purchase.

NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“AAA” shall mean the American Arbitration Association.

“Adverse Effect” shall mean any condition, change or event that would materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of the Business taken as a whole.

“Arbitrator” has the meaning set forth in Section 2.3(c).

“Assumed Environmental Liabilities” shall mean all Liability: (a) for the Cleanup of any Contamination on the Green Bay Real Estate, except the Green Bay Contamination Liability retained by Seller; (b) for the Cleanup of any Contamination on the Norway Real Estate, except the Norway Contamination Liability retained by Seller; (c) for the Cleanup of any Contamination on the Watertown Real Estate; (d) arising from any violation, potential violation, or Liability set forth in the Norway Voluntary Disclosure Response after the earlier of the scheduled implementation of the proposed Disclosure Response for said violation or potential violation or the completion of implementation of the Disclosure Response for said violation or potential violation by Seller or Buyer; and (e) arising from the existing condenser unit located on the roof top over the office on the Norway Real Estate after the earlier of either the scheduled replacement or repair date for the existing condenser unit or the replacement or repair of the existing condenser unit by Buyer.

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Assumption Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Balance Sheet Date” shall mean July 25, 2004.

“Books and Records” shall mean the books of account and records of the Business.

“Business” has the meaning set forth in the Recitals.

“Buyer” shall have the meaning set forth in the caption of this Agreement. Unless otherwise specifically designated or required by context herein, Buyer shall mean MCC-Wisconsin, MCC-Norway and Multi-Color jointly and severally.

“Buyer Ancillary Documents” shall mean this Agreement and all other agreements, certificates or documents contemplated hereby to which Buyer is a party.

“Buyer Voluntary Disclosure” shall mean the Voluntary Disclosure, including the Disclosure Response, filed by Buyer with MDEQ pursuant to Part 148, Environmental Audit Privilege and Immunity, of the Michigan Natural Resources and Environmental and Protection Act, P.A. 451 of the Public Acts of 1994, as amended. Upon completion of an environmental compliance audit, said Voluntary Disclosure shall list, but not be limited to, all of the violations, potential violations or Liabilities, dates of occurrences, regulatory references and Disclosure Responses that are set forth in the Norway Voluntary Disclosure Response except for those violations or potential violations along with their respective Disclosure Responses which have been completed prior to Closing by Seller and which are referred to in Section 6.12(d).

“Buyer’s Group Health Plan” has the meaning set forth in Section 7.2(h).

“Buyer’s 401(k) Plan” has the meaning set forth in Section 7.2(g).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and as amended thereafter.

“Claims” shall mean any written demand, notice of violation, potentially responsible party letter, investigation letter, inquiry, cause of action, Proceeding, Order, citation, subpoena, or other notice or communication, for cost recovery, response costs, removal costs, fines, penalties, monetary compensation, contribution, and the like.

“Cleanup” shall mean any responsibility or Liability for any investigation, monitoring, assessment, testing, sampling, record keeping, reporting, well abandonment, decommissioning, operation and maintenance costs and expenses, analytical costs, expert, consulting and legal fees, removal, closure, containment, abatement, remediation, response actions or other corrective actions, and for any natural resource damages or medical monitoring, all as required by applicable Environmental Laws. The terms “removal,” “remedial”, and “response action” include the types of activities covered by CERCLA and any comparable Michigan or Wisconsin law.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” shall mean January 25, 2005.

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 2.3(a)(ii).

“COBRA Coverage” has the meaning set forth in Section 6.8(p).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commonly-Controlled Entity” shall mean any entity under common control with Seller within the meaning of section 4001(b)(1) of ERISA and the regulations promulgated thereunder.

“Computers” shall mean all computers and computer systems owned, leased or used by Seller in connection with the Business (including software, communication links and storage media) and which are included in the Purchased Assets.

“Confidentiality Agreement” has the meaning set forth in Section 1.2(b).

“Contamination” shall mean, without limitation, any Hazardous Materials, or other element, substance, waste, material, pollutant, contaminant, compound or mixture, including disease-causing agents, which upon exposure to, ingestion, inhalation or assimilation into any organism, either directly or indirectly, will or may reasonably be anticipated to cause death, disease, behavioral abnormalities, cancer, genetic mutation, physiological malfunctions, including malfunctions in reproduction or physical deformations in such organisms or their offspring which is Released into the Environment.

“Contracts” shall mean all contracts, agreements, instruments, documents and leases.

“Coors Sales Adjustment” has the meaning set forth in Section 2.3(b)(i).

“Copyrights” has the meaning set forth in Section 4.11(e).

“Early Retiree Eligible Employees” has the meaning set forth in Section 7.2(f).

“Eligible Hired Employees” has the meaning set forth in Section 7.2(h).

“Employee Benefit Plan” has the meaning set forth in Section 4.24(a).

“Encumbrance” shall mean any charge, Claim, community property interest, condition, equitable interest, lien, option, pledge, right of refusal, security interest or other restriction or interest of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” shall mean any Laws pertaining to environmental protection, the use, generation, treatment, storage, or disposal of Hazardous Materials, the regulation of pollution, the Cleanup of Contamination, including those contained in (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 USC Section 9601, et seq., (“CERCLA”); (ii) the Resource Conservation and Recovery Act, as amended, 42 USC Section 6901, et seq., (“RCRA”); (iii) the Federal Water Pollution Control Act, as amended, USC Section 1251 et seq., (“FWPCA”); (iv) the Clean Air Act, as amended, 42 USC 7401 et seq. (“CAA”); (v) the Toxic Substances Control Act, as amended, 15 USC 2601 et seq., (“TSCA”); (vi) the Emergency Planning and Community Right to Know Act, as amended, 42 USC 11001 et seq., (“EPCRTKA”); (vii) the laws and regulations of Wisconsin, as applicable; (viii) the laws and regulations of Michigan, as applicable; (ix) any regulations promulgated pursuant to CERCLA, RCRA, FWPCA, CAA, TSCA and EPCRTKA.

“Environmental Reports” has the meaning set forth in Section 4.16(e).

“Equipment” has the meaning set forth in Section 1.1(e).

“ERISA” shall mean the Employee Retirement Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Facilities” shall mean with respect to the operation or the conduct of the Business, any real property, leaseholds or other real property interests and any buildings, plants, structures or equipment that are owned or leased by Seller as of the Closing Date.

“Fiduciary” has the meaning prescribed by Section 3(21)(A) of ERISA.

“Financial Statements” shall mean, collectively, the internally prepared financial statements (including balance sheets and statement of earnings) of the Business for each of the fiscal years ending December 31, 2001, December 31, 2002 and December 31, 2003.

“Gallo Sales Adjustment” has the meaning set forth in Section 2.3(b)(ii).

“GCIU Fund” or “Fund” shall mean the GCIU Supplemental Retirement and Disability Fund.

“GCIU Local 663” has the meaning set forth in Section 7.2(e).

“Governmental Authority” shall mean the government of the United States or any foreign jurisdiction, any state, county, municipality or other governmental or quasi governmental unit, or any agency, board, bureau, instrumentality, commission or court of any of the foregoing.

“Governmental Authorizations” shall mean any Order, License, Permit, covenant not to sue, no further action letter, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Environmental Laws.

“Green Bay Contamination” shall mean (a) the Contamination on and/or emanating from the Green Bay Real Estate which is described in the Work Authorization for Soil Probe Borings dated December 10, 2004, between RMT and JCI, the Work Authorization for First Phase of NR 716 Site Investigation between RMT and JCI dated December 23, 2004, and Change Order No. 1 between RMT and JCI dated January 14, 2005, all of which are attached hereto as Exhibit O; provided, however, the extent and nature of this Contamination has not been fully investigated and may not be fully described, identified or known, and (b) any other Contamination discovered on, in, or emanating to or from the Green Bay Real Estate in a Phase II Investigation performed by Buyer and reported in writing to Seller prior to the later of 9 (nine) months from the execution of this Agreement or the submission by Seller of the Remediation Plan for the Green Bay Contamination to the WDNR. Seller shall promptly reimburse Buyer up to $20,000 for the cost of any such Phase II Investigation.

“Green Bay Contamination Closure” shall mean a written Governmental Authorization regarding the completion of the Cleanup of the Green Bay Contamination in accordance with applicable Wisconsin Environmental Law, and which satisfies the following criteria:

(a) In the event that a Preventive Action Level is exceeded on or off site, Table 5 s NR 140 Groundwater Quality Item 1 (no action pursuant to s NR 140.24 (5)) or Item 12 (Monitored natural attenuation to meet the requirements of s NR 140.24 (2)) will apply.

(b) In the event that an Enforcement Standard is exceeded on or off site, Table 6 s 140 Groundwater Quality Item 8 (Monitored natural attenuation to meet the requirements of s NR 140.24 (2)) will apply.

(c) Average concentrations in subsurface soils do not exceed residual contaminant levels for property zoned for industrial use based upon protection of groundwater (s NR 720.09) or protection of human health from direct contact (s NR 720.11) or based upon soil cleanup standards specific to a site or facility (s NR 720.19).

(d) Implementation of a deed restriction that limits future use of the property to industrial land use zoning that is consistent with the soil residual contaminant levels (concentrations) left on site.

(e) Listing of the site on the GIS Registry of closed remediation sites with residual and/or groundwater contamination.

“Green Bay Contamination Liability” shall mean (i) any Liability for any Claims by a Government Authority under Environmental Law or Government Authorizations for the Green Bay Contamination and (ii) any Liability arising from any Claims under Law for property damage or personal injury to any Person other than Buyer caused by the Green Bay Contamination, all such Liability under (i) and (ii) above, for purposes of this Agreement including the obligations of Seller to Buyer contained in Sections 6.12(a) and 6.12(c), shall be satisfied or otherwise extinguished at the time Seller achieves Green Bay Contamination Closure. This Liability shall include all costs to achieve Green Bay Contamination Closure, including engineering controls, operation and maintenance costs, monitoring, recordkeeping, reporting, financial assurance, and any other costs and expenses related to the Green Bay Contamination Closure.

“Green Bay Lease” has the meaning set forth in Section 6.8(d).

“Green Bay Real Estate” shall mean all land, buildings, improvements, fixtures and appurtenances thereto located at 1836 Sal Street, Green Bay, Wisconsin, the legal description of which is set forth on Schedule 1.2(p).

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, disposal, exposure to or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment.

“Hazardous Materials” shall mean any Hazardous Substances, chemical, waste, substance, material, or other substance that is listed, defined, regulated, prohibited, designated or classified as hazardous, radioactive, toxic, or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

“Hazardous Substances” shall mean hazardous substances as defined under CERCLA, the Wisconsin Hazardous Substances Spills Law, Section 292.01(5), Wis. Stats., and the Michigan Natural Resources and Environmental Protection Act, Section 324.20101, and all regulations promulgated thereunder all as in effect on the date of this Agreement.

“HIPAA” has the meaning set forth in Section 6.8(o).

“Hired Employees” has the meaning set forth in Section 7.2(a).

“Included Prepaid Expenses” has the meaning set forth in Section 1.1(c).

“Indemnifiable Damages” shall mean all losses, Claims, damages, Liabilities, costs, expenses or deficiencies described in Section 8.1 or 8.2, as the case may be.

“Indemnitee” has the meaning set forth in Section 8.3.

“Indemnitor” has the meaning set forth in Section 8.3.

“Intellectual Property” has the meaning set forth in Section 4.11(a).

“Interim Financial Statements” shall mean the internally prepared, unaudited financial statements (including balance sheets and statement of earnings) of the Business for the period from January 1, 2004 through July 25, 2004 prepared in accordance with the principles of U.S. GAAP.

“Inventories” has the meaning set forth in Section 1.1(a).

“IRS” shall mean the Internal Revenue Service.

“JCI” has the meaning set forth in the caption of this Agreement.

“Knowledge” shall mean (i) with respect to the Buyer, the actual, implied or constructive knowledge (without any duty of independent investigations), of those persons holding executive offices of Buyer, and (ii) with respect to Seller or JCI, the actual, implied or constructive knowledge (without any duty of independent investigations), of Richard Gasper, Jim Gombar, Rob Brendel, Murray White, Andy Walker, Paul Bonaiuto, Mike Julian, Greg Petre and Dick McMonagle.

“Latest Balance Sheet” shall mean the balance sheet of the Business for the period ending August 22, 2004.

“Latest Balance Sheet Date” shall mean the date of the Latest Balance Sheet.

“Laws” shall mean all federal, state, local, municipal, foreign or international constitutions, laws, statutes, ordinances, rules, regulations, codes, or principles of common law.

“Leased Real Property” has the meaning set forth in Section 4.7.

“Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, Laws, Governmental Authorizations or treaty, the failure to comply with which would have an Adverse Effect.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” shall mean governmental licenses, permits, approvals and other authorizations.

“Marks” has the meaning set forth in Section 4.11(d).

“MCC-Norway” has the meaning set forth in the caption of this Agreement.

“MCC-Norway Assets” has the meaning set forth in Section 1.3.

“MCC-Wisconsin” has the meaning set forth in the caption of this Agreement.

“MCC-Wisconsin Assets” has the meaning set forth in Section 1.3.

“MDEQ” shall mean the Michigan Department of Environmental Quality.

“Milwaukee Real Estate” shall mean all land, buildings, improvements, fixtures and appurtenances thereto, and related items of personal property, used by the Seller’s former Milwaukee Display Division and located at 5100 W. Brown Deer Road, Milwaukee, Wisconsin.

“Multi-Color” has the meaning set forth in the caption of this Agreement.

“Net Working Capital Amount” shall mean (i) the aggregate net book value of the Inventories (as defined at Section 1.1(a) hereof), net of a reserve for unsaleable, unuseable or obsolete Inventories, and the Receivables (as defined at Section 1.1(b) hereof), net of a reserve for doubtful or uncollectible accounts, and Included Prepaid Expenses (as defined in Section 1.1(c) hereof), less (ii) the book value of the trade payables and the accrued expenses of the Business, all as determined as of 12:01 a.m. on the applicable date of determination in the Ordinary Course, including, without limitation, using U.S. GAAP and Seller’s cost accounting system, methodology, accounting valuations, means of determining obsolescence and reserves, and other accounting principles used by the Seller in preparation of the Latest Balance Sheet.

“Non-Real Estate Purchased Assets” has the meaning set forth in Section 4.8(a).

“Norway Condenser Unit Replacement” shall mean the existing condenser unit located on the roof top over the office on the Norway Real Estate, which is subject to the price adjustment set forth on Schedule 4.32 and which shall be replaced or repaired by Buyer on or before 90 days from Closing.

“Norway Condenser Unit Replacement Liability” shall mean (i) any Liability for any Claims by a Governmental Authority under Environmental Law or Government Authorizations arising from the existing condenser unit prior to replacement or repair and (ii) any Liability under Law arising from any Claims for property damage or personal injury to any Person other than Buyer arising from the existing condenser unit prior to replacement or repair.

“Norway Contamination” shall mean the Contamination on the Norway Real Estate which is generally described in the Revised Cost Proposal for Remediation of Soil and Groundwater Impacts dated May 12, 2004, from Sigma Environmental Services, Inc. (“Sigma”), the Services Agreement between Sigma and Seller dated July 13, 2004, and the Work Authorization between Sigma and Seller dated July 13, 2004, all of which are attached hereto as Exhibit N.

“Norway Contamination Closure” shall mean Case Closure or similar written Governmental Authorization as set forth in the Work Authorization between Sigma and Seller dated July 13, 2004, and attached hereto as a part of Exhibit N.

“Norway Contamination Liability” shall mean (i) any Liability for any Claims by a Governmental Authority under Environmental Law or Government Authorizations for Cleanup of the Norway Contamination and (ii) any Liability under Law arising from any Claims for property damage or personal injury to any Person other than Buyer caused by the Norway Contamination, all such Liability under (i) and (ii) above, for purposes of this Agreement including Seller’s obligations to Buyer in Sections 6.12(a) and 6.12(b), shall be satisfied or otherwise extinguished at the time Seller achieves Norway Contamination Closure.

“Norway Real Estate” shall mean all land, buildings, improvements, fixtures and appurtenances thereto located at 512 Ninth Avenue, Norway, Michigan, the legal description of which is set forth on Schedule 1.1(d).

“Norway Voluntary Disclosure Response” or “Disclosure Response” shall mean the Voluntary Disclosure, including the Disclosure Response, filed by Seller, with the MDEQ on January 24, 2005 pursuant to Part 148, Environmental Audit Privilege and Immunity, of the Michigan Natural Resources and Environmental Protection Act, P.A. 451 of the Public Acts of 1994 as amended, which Voluntary Disclosure is described in Schedule 4.16(e).

“Norway Voluntary Disclosure Response Liability” shall mean (i) any Liability for any Claims by a Governmental Authority under Environmental Law or Governmental Authorization arising from any violation, potential violation, or Liability occurring prior to the scheduled implementation of the Disclosure Response described for said violation, potential violation, or Liability in the Disclosure Response, and (ii) any Liability arising from any Claims under Law for property damage or personal injury to any Person other than Buyer arising from any such violation, potential violation, or Liability occurring prior to the scheduled implementation of the Disclosure Response described for said violation, potential violation or Liability in the Disclosure Response, all such Liability under (i) and (ii) above as to each such violation or potential violation, for purposes of this Agreement, including Seller’s obligations to Buyer, shall be satisfied or otherwise extinguished (a) upon the earlier of either the scheduled implementation date for the response strategy for said violation or potential violation or the completion of implementation of the response strategy for said violation or potential violation by Seller or Buyer, and (b) for the following numbered items on the Norway Voluntary Disclosure Response, the following dates shall satisfy or otherwise extinguish all such Liability under this Agreement including Seller’s obligations to Buyer for such violations or potential violations: item 4.1, November 15, 2005; item 4.2, November 15, 2005; item 4.5, Closing Date; item 4.6, July 1, 2005; item 4.9, October 1, 2005; item 4.10, November 15, 2005; and item 4.11, November 15, 2005.

“Notice of Claim” shall mean a certificate signed by the Indemnitee or its authorized representative: (i) stating that the Indemnitee has paid or accrued (or intends to pay or accrue) Indemnifiable Damages to which it is entitled to indemnification pursuant to Article 8 and the amount thereof (to the extent then known); and, (ii) specifying in reasonable detail, to the extent possible, (A) the individual items of loss, damage, Liability, cost, expense or deficiency included in the amount so stated, (B) the date each such item was or will be paid or accrued and (C) the basis upon which Indemnifiable Damages are Claimed.

“Notice of Objection” shall mean a written notice of objection by the Indemnitor which shall set forth the grounds upon which the objection is based and state whether the Indemnitor objects to all or only a portion of the matter described in the Notice of Claim.

“Orders” shall mean all decisions, injunctions, writs, orders, settlements, fines, penalties, awards, judgments, subpoenas, verdicts, or decrees entered, issued, made or rendered by any Governmental Authority pursuant to Law.

“Ordinary Course” shall mean the ordinary course of the Business, consistent with the past practices of the Business.

“Other Plans” has the meaning set forth in Section 4.24 (a)

“Owned Real Property” shall mean the Green Bay Real Estate, the Norway Real Estate and the Watertown Real Estate, collectively.

“Patents” has the meaning set forth in Section 4.11(c).

“PBGC” has the meaning set forth in Section 7.2(i)(v).

“Permits” shall mean all permits, registrations, certificates, consents, waivers, renewals, applications, modifications, approvals and licenses, including franchises, titles (including motor vehicle titles and current registrations), fuel permits and any other similar authorizations necessary to the operation of the Business as conducted immediately prior to the Closing Date or the use and occupancy of the Owned Real Property as conducted immediately prior to the Closing Date, all as issued by a Governmental Authority pursuant to Law.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil at law or equity, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, or arbitrator.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Assets Purchase Price” has the meaning set forth in Section 2.1.

“Receivables” has the meaning set forth in Section 1.1(b).

“Release” shall mean any exposure to or spilling, leaking, emitting, discharging, pumping, pouring, emptying, injecting, depositing, leaching, migrating, escaping, abandonment, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Retained Environmental Liabilities” shall mean, collectively, the Green Bay Contamination Liability, the Norway Condenser Unit Replacement Liability, the Norway Contamination Liability and the Norway Voluntary Disclosure Response Liability.

“Sales Purchase Price Adjustment” has the meaning set forth in Section 2.3(b)(ii).

“Sales Purchase Price Adjustment Period” has the meaning set forth in Section 2.3(b)(i).

“Seller” has the meaning set forth in the caption of this Agreement.

“Seller’s Pension Plan” has the meaning set forth in Section 7.2(e).

“Software” has the meaning set forth in Section 4.13(a).

“Supplemental Financial Statements” shall mean the audited financial statements of the Seller prepared by Grant Thornton LLP in conjunction with Buyer’s pre-transaction due diligence review.

“Threatened” shall mean any demand or statement made in writing or any notice given in writing asserting a Claim.

“Trade Secrets” has the meaning set forth in Section 4.11(f).

“U.S. GAAP” shall mean generally accepted accounting principles as utilized or applied in the United States of America.

“Vehicles” has the meaning set forth in Section 1.1(f).

“WARN Act” has the meaning set forth in Section 7.2(c).

“WDNR” shall mean the Wisconsin Department of Natural Resources.

“Watertown Real Estate” shall mean all land, buildings, improvements, fixtures and appurtenances thereto located at 1222 Perry Way, Watertown, Wisconsin, the legal description of which is set forth on Schedule 1.3.

“Watertown Real Estate Purchase Price” has the meaning set forth in Section 2.1.

“Welfare Plan” has the meaning set forth in Section 4.24(a).

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase of Assets from the Seller. Subject to the terms and conditions herein set forth, the Buyer shall purchase on the Closing Date, and the Seller shall sell and transfer to the Buyer, the Business and all of the assets of the Business, except only the assets excluded pursuant to Section 1.2 hereof, all as the foregoing may exist as of the Closing Date (hereinafter, all of such assets and properties are referred to as the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following assets of the Business:

(a)	All inventories including, without limitation, finished goods, work-in-process and raw materials (the “Inventories”);

(b)	All trade and other accounts receivable, all notes receivable and all other amounts receivable (the “Receivables”);

(c)	The prepaid expenses, advance payments and deposits set forth on Schedule 1.1(c) attached hereto (the “Included Prepaid Expenses”);

(d)	The Norway Real Estate;

(e)	All equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, fixtures and fixed assets including, without limitation, those items listed on Schedule 1.1(e) attached hereto (the “Equipment”);

(f)	All motor vehicles, including, without limitation, those listed on Schedule 1.1(f) attached hereto (the “Vehicles”);

(g)	All rights of the Seller under the Contracts listed on Schedule 1.1(g) attached hereto;

(h)	All of the intangible and intellectual property described in Section 4.11;

(i)	All Governmental Authorizations to the extent transferable;

(j)	All manufacturing, delivery, office and other supplies;

(k)	All warranty rights, guaranty rights, causes of action, judgments and Claims and similar rights of the Seller against vendors, suppliers, designers, architects, engineers or other third parties;

(l)	All lists of customers, suppliers, vendors and sources; all books, records, journals, computer software and files; all information, blueprints, engineering data, drawings, sales and promotional materials, and telephone and telecopier numbers and listings; and

(m)	All other properties and assets of every kind, character or description, tangible or intangible, owned by Seller and used or held solely for use in connection with the Business, whether or not similar to the items or types specifically set forth above.

1.2 Excluded Assets. The Purchased Assets shall not include, and the Seller shall retain, the following assets (the “Excluded Assets”):

(a)	Cash, cash equivalents, invested funds and marketable securities;

(b)	The Seller’s rights under this Agreement and under the Confidentiality and Nondisclosure Agreement dated July 21, 2004 between Buyer and Seller (the “Confidentiality Agreement”);

(c)	Tax returns and permanent tax and accounting records;

(d)	All rights under Contracts, other than those listed on Schedule 1.1(g);

(e)	Any loan, advance, note or receivable owed to the Business by JCI, any affiliate of the Seller or any division of the Seller;

(f)	Insurance policies and all rights with respect thereto;

(g)	The Milwaukee Real Estate;

(h)	The Seller’s and JCI’s rights under the Asset Purchase Agreement by and among Kubin-Nicholson Corporation and NorthStar Print Group, Inc. and Journal Communications, Inc. dated January 4, 2001, as amended;

(i)	Claims or causes or rights of action to the extent they relate to any Excluded Asset or any Liability or obligation which is not assumed by the Buyer pursuant to Section 3.1 hereof;

(j)	All prepaid expenses, advance payments and deposits, and refunds, except the Included Prepaid Expenses;

(k)	Tax credits and rights to any refunds with respect to taxes or tax returns;

(l)	The Seller’s minute books, stock and other corporate records;

(m)	The Seller’s rights under any employee benefit or other plan offered by the Seller to its employees;

(n)	The lease between the Seller and JCI for the Watertown Real Estate;

(o)	All Governmental Authorizations to the extent not transferable; and

(p)	The Green Bay Real Estate.

1.3 Allocation of Purchased Assets. All of the Purchased Assets physically located in the State of Wisconsin on the Closing Date shall be purchased by MCC-Wisconsin (the “MCC-Wisconsin Assets”). All of the Purchased Assets physically located outside of the State of Wisconsin on the Closing Date shall be purchased by MCC-Norway (the “MCC-Norway Assets”). Notwithstanding the foregoing, the Patents and Marks shall be purchased by Multi-Color.

1.4 Purchase of Watertown Real Estate from JCI. Subject to the terms and conditions herein set forth, MCC-Wisconsin shall purchase on the Closing Date, and JCI shall sell and transfer to MCC-Wisconsin, the Watertown Real Estate.

1.5 Closing. The closing (the “Closing”) of the purchase and sale of the Business, the Purchased Assets and the Watertown Real Estate shall take place at 10:00 a.m., local time, on the Closing Date, at the offices of Michael Best & Friedrich LLP, 100 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or at such other place as may be mutually agreed to by the Buyer and the Seller, including, but not limited to, Closing via mail or facsimile. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

1.6 Retention of Business Records. The Buyer shall retain for a period of at least six years all of the records of the Business included within the Purchased Assets and the Seller shall retain for a period of at least six years all of the records of the Business not included in the Purchased Assets, and each party shall provide the other access to the same during normal business hours for the purpose of inspecting, reviewing and copying the same; provided, that following the expiration of such six year period, each party may dispose of any of such records in its possession which it no longer desires to retain if such party first shall have notified the other party in writing of such proposed disposition and allowed the other party the opportunity to take possession of the records proposed to be disposed of by such party.

ARTICLE 2

CONSIDERATION FOR TRANSFER

2.1 Purchase Price. Subject to adjustment pursuant to Section 2.3 hereof, the purchase price for the Purchased Assets (the “Purchased Assets Purchase Price”) shall be $24,481,231 plus the Buyer’s assumption of the Assumed Liabilities, as defined at Section 3.1 hereof. The purchase price for the Watertown Real Estate (the “Watertown Real Estate Purchase Price”) shall be $2,550,000.

2.2 Payment of the Purchase Price. The Purchased Assets Purchase Price and the Watertown Real Estate Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds from Buyer to such account as is designated by JCI, an amount equal to $27,031,231.

2.3 Post-Closing Adjustments to Purchased Assets Purchase Price.

(a) Net Working Capital Adjustment.

(i) Calculation of Adjustment. The Purchased Assets Purchase Price shall be reduced by the amount that the Net Working Capital Amount as of the Closing Date is less than the Net Working Capital Amount as of the Balance Sheet Date, which is $8,763,643, as shown on the calculation attached hereto as Schedule 2.3(a)(i). The Purchased Assets Purchase Price shall be increased by the amount that the Net Working Capital Amount as of the Closing Date is greater than the Net Working Capital Amount as of the Balance Sheet Date (such adjustments being collectively referred to as the “Net Working Capital Purchase Price Adjustment”).

(ii) Closing Date Net Working Capital Statement. No later than 45 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement of the Net Working Capital Amount as of the Closing Date (the “Closing Date Net Working Capital Statement”). The Closing Date Net Working Capital Statement shall set forth a separate line item for the Inventories, the Receivables, the trade payables and the accrued expenses and shall be calculated consistently with the method contained on Schedule 2.3(a)(i) for the calculation of the Net Working Capital Amount as of the Balance Sheet Date. For purposes of measuring the carrying value of any element of the Net Working Capital Amount as of the Closing Date, the assets and liabilities that are part of the definition thereof will be presented as though the transactions contemplated herein had not occurred. In connection with the preparation of the Closing Date Net Working Capital Statement, the Buyer and Seller shall grant the other party access to such documents and information included in the Purchased Assets as such party may reasonably request. The Seller may review the Buyer’s work papers used in the preparation of the Closing Date Net Working Capital Statement, and the Buyer shall make available to the Seller all work papers or other documents and information as may be reasonably requested. Within 30 days after the Closing Date Net Working Capital Statement is delivered to the Seller by the Buyer, the Buyer and the Seller shall meet (if necessary) in an attempt to stipulate to the Net Working Capital Amount as of the Closing Date.

(iii) Supplemental Financial Statements. To the extent that the Supplemental Financial Statements result in an adjustment to the Purchase Price on or before the Closing Date, the items and amounts taken into account for such adjustment of the Purchase Price shall not be included in the calculation of the Net Working Capital Purchase Price Adjustment.

(b) Sales Purchase Price Adjustment.

(i) Coors Sales Adjustment. The Purchased Assets Purchase Price shall be increased by an amount equal to 4.5 times the EBITDA impact for sales of “Zima” labels, which shall be calculated consistently with the method contained on Schedule 2.3(b)(i), for sales made to

Coors Brewing Company (the “Coors Sales Adjustment”) during the period commencing on the date which is six (6) months from the Closing Date and ending on the date which is eighteen (18) months from the Closing Date (the “Sales Purchase Price Adjustment Period”).

(ii) Gallo Sales Adjustment. The Purchased Assets Purchase Price shall be either (A) increased by an amount equal to the excess of (i) 4.5 times the EBITDA impact for sales of “Bartles & James” labels, which shall be calculated consistently with the method contained on Schedule 2.3(b)(i), to Gallo Winery during the Sales Purchase Price Adjustment Period, over (ii) $1,725,750, or (B) decreased by an amount equal to the excess of (i) $1,725,750 over (ii) 4.5 times the EBITDA impact for sales of “Bartles & James” labels, which shall be calculated consistently with the method contained on Schedule 2.3(b)(i), to Gallo Winery during the Sales Purchase Price Adjustment Period (such adjustments being collectively referred to as the “Gallo Sales Adjustment”). For purposes of this Agreement, the Coors Sales Adjustment and the Gallo Sales Adjustment shall be collectively referred to as the “Sales Purchase Price Adjustment.”

(iii) No later than 30 days after the Sales Purchase Price Adjustment Period, the Buyer shall prepare and deliver to the Seller a statement of the Sales Purchase Price Adjustment (the “Sales Purchase Price Adjustment Statement”). In connection with the preparation of the Sales Purchase Price Adjustment Statement, the Buyer shall grant Seller access to the Buyer’s work papers used in the preparation of the Sales Purchase Price Adjustment Statement and the Buyer shall make available to the Seller all other documents and information as Seller may reasonably request. Within 30 days after the Sales Purchase Price Adjustment Statement is delivered to Seller by Buyer, the Buyer and Seller shall meet (if necessary) in an attempt to stipulate to the Sales Purchase Price Adjustment.

(c) Dispute Resolution. If the Seller and the Buyer cannot so stipulate to the Net Working Capital Amount as of the Closing Date within the 30-day period following the delivery of the Closing Date Net Working Capital Statement referenced above, or agree upon the Sales Purchase Price Adjustment with the 30-day period following the delivery of the Sales Purchase Price Adjustment Statement, the matters with respect to which no stipulation or agreement has been reached shall be submitted to and resolved by the Milwaukee office of PriceWaterhouse Coopers, LLP (the “Arbitrator”), whose decision shall be binding and final upon the parties. The parties shall use their best reasonable efforts to cause the Arbitrator to render its decision no later 75 days after the disputed matters have been submitted to the Arbitrator. Each party shall be responsible for one half of the fees of the Arbitrator. Each party shall cooperate with the Arbitrator and provide the Arbitrator with access to such documents and information as are in its possession and as may be requested by the Arbitrator.

(d) Payment.

(i) Net Working Capital Purchase Price Adjustment. At such time as the parties have stipulated to the amount of the Net Working Capital Amount as of the Closing Date or when the Arbitrator has rendered its decision under Section 2.3(c) above, (a) if the Net Working Capital Amount as of the Balance Sheet Date is greater than the Net Working Capital Amount as of the Closing Date, then the amount of such excess, plus interest thereon at the rate of 5% per annum computed from the Closing Date until paid, shall be paid by the Seller to the Buyer in cash, or (b) if the Net Working Capital Amount as of the Closing Date is greater than the Net Working Capital Amount as of the Balance Sheet Date, then the amount of such excess, plus interest thereon at the rate of 5% per annum computed from the Closing Date until paid, shall be paid by the Buyer to the Seller in cash.

(ii) Sales Purchase Price Adjustment. At such time as the parties have stipulated to the amount of the Sales Purchase Price Adjustment or when the Arbitrator has rendered its decision under Section 2.3(c) above, the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, as applicable, any amounts due under the Sales Purchase Price Adjustment, plus interest thereon at the rate of 5% per annum computed from the first day of the Sales Purchase Price Adjustment Period until paid.

(e) Inventory. For purposes of determining the Net Working Capital Amount as of the Closing Date and the Net Working Capital Purchase Price Adjustment pursuant to this Section 2.3, Seller and Buyer, at each party’s own expense, shall jointly conduct and complete a physical count and valuation of the Business’s Inventories as of such date as they may mutually agree using procedures normally used by Seller to take inventories of the type of inventory being counted. The value, usability and salability of the Inventories shall be determined in the Ordinary Course, including, without limitation, using Seller’s cost accounting system, methodology, accounting valuations, means of determining obsolescence and reserves, and other accounting principles. Any disputes regarding the foregoing shall be settled in the same manner as other disputes are settled relating to the Net Working Capital Purchase Price Adjustment. The Inventories reflected thereby shall be valued in accordance with U.S. GAAP applied on a consistent basis and consistent with the Ordinary Course.

2.4 Purchase Price Allocation. The parties acknowledge and agree that the Purchased Assets Purchase Price was negotiated and concluded on the basis of the component prices set forth on Schedule 2.4 attached hereto in accordance with the respective fair market values of the Purchased Assets. The parties agree to report and allocate, for all federal, state and local tax purposes (including IRS Form 8594), the Purchased Assets Purchase Price as so allocated and will not take any inconsistent or contrary position therewith for any other purpose.

ARTICLE 3

LIABILITIES

3.1 Assumed Liabilities; Executory Contracts. At the Closing, the Buyer shall assume and agree to pay, perform and discharge when and as due the Assumed Liabilities. “Assumed Liabilities” means (i) the trade payables of the Seller as of the Closing Date as reflected in the Net Working Capital Amount as of the Closing Date, (ii) the accrued expenses of the Seller as of the Closing Date as reflected in the Net Working Capital Amount as of the Closing Date, (iii) all of the written obligations of the Seller under the Contracts listed on Schedule 1.1(g) attached hereto, which are to be performed or discharged, under the terms of such agreements, on or after the Closing Date, but as to any payment obligation, only to the extent that the payment is for goods, services or other types of consideration that are delivered, performed or provided on or after the Closing Date, (iv) the Assumed Environmental Liabilities, (v) all collective bargaining agreements listed on Schedule 3.1, and all Liabilities thereunder, (vi) the employee benefit plans listed on Schedule 3.1, and all Liabilities related thereto, and (vii) all of the obligations of the Seller under Governmental Authorizations, Licenses, Orders and Permits related to the Business, the Purchased Assets and the Owned Real Property that are transferred to the Buyer, which are to be performed or discharged on or after the Closing Date except as otherwise set forth in this Agreement.

3.2 Warranty Obligations. The Buyer hereby assumes all Liability of the Seller with respect to Claims made before or after Closing by any customer of the Seller or other third party that any products sold by the Seller prior to the Closing Date are defective; provided, however, (i) that the Buyer is not assuming, by virtue of this Section 3.2, any Liability of the Seller for personal injury or property damage arising out of any such defective product that was manufactured or sold prior to the Closing, and (ii) to the extent that the aggregate cost to repair, replace, correct and scrap any defective product pursuant to a warranty Claim exceeds the Seller’s reserve therefor, such excess shall constitute a Claim for indemnification against Seller pursuant to Section 8.1, and shall be subject to the limitations on Indemnifiable Damages described in Section 8.6, if and to the extent that such warranty Claim relates to a product that was manufactured or sold prior to the Closing.

3.3 Non-Assumption of Liabilities. Except only as provided in Sections 3.1, 3.2 and 7.2 hereof or elsewhere in this Agreement, the Buyer shall not assume, pay, perform, discharge or accept any Liabilities, debts or obligations of the Seller or JCI of any kind whatsoever, whether actual, contingent, accrued, known or unknown, including but not limited to the following, which shall be specifically retained by Seller:

(a) Agreement Liabilities. Any Liability or obligation of Seller arising under this Agreement.

(b) Certain Contract Liabilities. Any Liability under any Contract transferred to Buyer hereunder as part of the Purchased Assets that Buyer or Seller learns of after the Closing Date and which is proximately caused by a material breach of or material default under any such transferred Contract, where such breach, default or event occurred prior to the Closing Date.

(c) Employment Agreement Liabilities. Any Liability under any employment, severance, retention or termination agreement with any employee of Seller.

(d) Employee Grievance Liabilities. Any Liability arising out of or related to any employee grievance Claim commenced or relating to periods prior to the Closing Date, whether or not the affected employees become employees of Buyer.

(e) Indemnification Liabilities. Any Liability to indemnify any shareholder, officer, director, employee or agent of Seller.

(f) Non-Compliance Liabilities. Any Liability arising out of or resulting from Seller’s non-compliance with any Legal Requirement, if and to the extent that such non-compliance existed or was caused on or prior to the Closing Date.

(g) Post-Closing Acts or Failures to Act Liabilities. Any Liability based upon acts or failures to act of Seller occurring after the Closing Date, except with respect to the Assumed Liabilities.

(h) Proceeding Liabilities. Any Liability arising out of any Proceeding resulting from any occurrence or event happening prior to the Closing Date.

(i) Product Liabilities. Except for warranty obligations, any Liability or obligation arising from any product liability of Seller or the Business not included in the Assumed Liabilities in respect of products of the Business manufactured, sold or provided to customers, clients or others, prior to the Closing Date.

(j) Related Party Liabilities. Any Liability of the Business to Seller or JCI (except as specifically assumed by Buyer pursuant to Section 3.1).

(k) Retained Contracts Liabilities. Any Liability arising under any contract not transferred to Buyer under this Agreement, including, without limitation, all operating leases retained by Seller.

(l) Tax Liabilities. Any Liability for any tax owed by Seller, including (1) any taxes arising out of, or resulting from, Seller’s ownership or operation of the Business or the Purchased Assets before the Closing; and (2) any Liability for deferred taxes of any nature.

(m) Retained Environmental Liabilities. The Retained Environmental Liabilities.

(n) Other Liabilities. Any other Liability of Seller not included in the Assumed Liabilities, if and to the extent that such Liability relates to periods prior to Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

In order to induce the Buyer to enter into this Agreement, the Seller (and, as to certain specified representations and warranties, JCI) makes the following representations and warranties to the Buyer, except as qualified by the disclosures made in the Schedules attached hereto, each of which shall be deemed to be independently material and relied upon by Buyer. All capitalized terms used in the Schedules, unless otherwise defined therein, have the meaning set forth in this Agreement. Unless otherwise noted therein, Section references in the Schedules are to the Sections of this Agreement. The Seller shall use reasonable efforts to disclose each applicable item in the Schedule correlating to the appropriate Section of this Agreement, however, an item disclosed in one Schedule which relates to another Schedule and/or Section of this Agreement shall be deemed disclosed in such other Schedule. Neither the representations and warranties of Seller, nor the indemnification obligations of Seller and JCI, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer should have known that any representation or warranty of Seller is or might be inaccurate in any respect.

4.1 Organization. The Seller is a corporation duly organized and validly existing under the Laws of the State of Wisconsin, has filed with the Wisconsin Department of Financial Institutions the most recent annual report required to be filed by it, has not filed articles of dissolution and has a perpetual period of existence. Seller has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties used in the conduct of the Business as such properties are now owned and leased and to conduct the Business as and where the Business has and is now being conducted. Neither the nature of the Business, nor the character and location of the properties owned or leased by Seller, makes its qualification as a foreign corporation necessary under the laws of any jurisdiction with respect to the operation of the Business, except as set forth on Schedule 4.1, or except where the failure to be so qualified would not have any Adverse Effect.

4.2 Conflicting Obligations. The execution and delivery of this Agreement do not, and the consummation of the sale and purchase of the Purchased Assets and the Business contemplated hereby will not conflict with or violate any provisions of the articles of incorporation or bylaws of the Seller or any provisions of any Contract or Law to which the Seller is subject or to which the Seller is a party, other than as set forth on Schedule 4.2 and except for the failure to obtain any third party consent required or necessary for any such Contract to be assigned by the Seller to the Buyer.

4.3 Third Party Consents. To Seller’s Knowledge, and except as set forth on Schedule 4.3, no material third party consents, approvals or authorizations, including Governmental Authorizations, are necessary for the Seller and JCI to execute and deliver this Agreement and to consummate the transactions contemplated hereby, nor are any such material consents, approvals or authorizations required in order for any of the Purchased Assets to be assigned to the Buyer.

4.4 Enforceability. This Agreement and all other agreements of the Seller contemplated hereby are, or upon the execution and delivery thereof will be, the valid and binding obligations of the Seller and JCI, enforceable against the Seller and JCI in accordance with their terms.

4.5 Authorization. The Seller and JCI have all necessary power and authority to enter into and perform the transactions contemplated hereby in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by the Seller and JCI of each of their obligations contained herein, have been duly approved by the Seller’s Board of Directors, Seller’s shareholders and JCI’s Board of Directors.

4.6 Financial Statements.

(a) Attached to Schedule 4.6(a) is a complete set of copies of the Financial Statements. Except as otherwise disclosed on Schedule 4.6(a), the Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the indicated periods and fairly present the financial condition and results of operation of the Business at the dates and for the relevant periods indicated, except for the absence of notes and subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, have an Adverse Effect.

(b) Attached to Schedule 4.6(b) is a complete set of copies of the Interim Financial Statements. Except as otherwise disclosed on Schedule 4.6(b), the Interim Financial Statements have been prepared in the Ordinary Course using U.S. GAAP, including, without limitation, using Seller’s cost accounting system, methodology, accounting valuations, means of determining obsolescence and reserves, and other accounting principles.

4.7 Real Property; Leases. Except for the Milwaukee Real Estate, the only real properties owned by the Seller are the Green Bay Real Estate and the Norway Real Estate. Except as otherwise disclosed on Schedule 4.7 (the “Leased Real Property”), the Seller does not lease or rent any real property to or from another Person.

4.8 Title.

(a) Non-Real Estate Purchased Assets. Except as disclosed on Schedule 4.8(a), the Seller owns good and marketable title to all of the Non-Real Estate Purchased Assets, free and clear of all security interests, conditional sale or other title retention agreements, liens, and other encumbrances of any kind. All of the Non-Real Estate Purchased Assets are located upon the Seller’s premises, except as otherwise disclosed on Schedule 4.8(a). “Non-Real Estate Purchased Assets” means the Purchased Assets, other than the Green Bay Real Estate, the Norway Real Estate and the Watertown Real Estate.

(b) Real Estate. Except as disclosed on Schedule 4.8(b), the Seller owns good and marketable title to the Green Bay Real Estate and the Norway Real Estate. Except as disclosed on Schedule 4.8(b), JCI owns good and marketable title to the Watertown Real Estate. For the purposes of this Agreement, if and to the extent there are any differences or conflicts between the exceptions and encumbrances listed on Schedule 4.8(b) and those listed on the applicable deeds for the Norway Real Estate or the Watertown Real Estate or in the Green Bay Lease, the exceptions and encumbrances listed on Schedule 4.8(b) shall control.

4.9 Receivables. All of the Receivables arose and will arise solely from bona fide transactions in the Ordinary Course.

4.10 Inventories. Except as otherwise disclosed on Schedule 4.10, no items included in the Inventories are pledged as collateral or held by Seller on consignment from another Person. Except as otherwise disclosed on Schedule 4.10, the inventories are valued in accordance with U.S. GAAP, consistent with Seller’s past practices, and were so valued on the Latest Balance Sheet.

4.11 Intellectual Property.

(a) Definition of Intellectual Property. The term “Intellectual Property” as used in this Agreement means all of the following intangible and intellectual property of Seller solely with respect to the operation or conduct of the Business or the ownership or use of any of the Purchased Assets:

(i) all Internet domain names (registered and unregistered), telephone numbers, facsimile numbers and email addresses used in the Business, each of which is set forth on Schedule 4.11(a);

(ii) the name “NorthStar,” and all other Marks;

(iii) all Patents;

(iv) all Copyrights; and

(v) all Trade Secrets.

(b) Ownership of Intellectual Property. Except as disclosed on Schedule 4.11(b), Seller owns all right, title and interest in and to, or has a valid license for the use of, all of the Intellectual Property, free and clear of all liens, security interests, charges, Encumbrances, equities and other adverse Claims material to the operation of the Business as it is currently conducted and has the right to use all of such Intellectual Property without payment to a third party. Except as disclosed on Schedule 4.11(b), all Intellectual Property is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

(c) Patents. Set forth on Schedule 4.11(c) is a complete and accurate list, including abstracts, of all patents Seller has the right to use in the operation or conduct of the Business (“Patents”). Except as disclosed on Schedule 4.11(c):

(i) all of the issued Patents are (A) currently in compliance with all applicable Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use); (B) to Seller’s Knowledge, valid and enforceable; and (C) not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date;

(ii) no Patent is now involved in any interference, reissue, reexamination or opposition Proceeding;

(iii) no written Claim has been asserted by Seller against any third party under any Patent nor has any written Claim been made by any third party against Seller that a Patent is invalid or unenforceable; and

(iv) no written Claim by any third party has been received by Seller that any of the products manufactured and sold, or any process or know-how used, by Seller infringes or is alleged to infringe upon any patent or other proprietary right of any third party.

(d) Marks. Set forth on Schedule 4.11(d) is a complete and accurate list and summary description of all registered marks used solely with respect to the operation or conduct of the Business (“Marks”). Except as disclosed on Schedule 4.11(d):

(i) all Marks that have been registered with the United States Patent and Trademark Office are (A) currently in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications); (B) to Seller’s Knowledge, valid and enforceable; and (C) not subject to actions falling due within 90 days after the date hereof, except for such noncompliance which would not be expected to have an Adverse Effect;

(ii) no Mark is now involved in any opposition, invalidation, cancellation or infringement action and to Seller’s Knowledge no such action is Threatened against any of the Marks; and

(iii) to Seller’s Knowledge, none of the Marks used by Seller, infringes or is alleged to infringe any trade name, trademark or service mark of any third party, nor is there any potentially interfering trademark or trademark application of any third party.

(e) Copyrights. Set forth on Schedule 4.11(e) is a list and summary description of all of Seller’s registered copyrights used solely with respect to the operation or conduct of the Business (“Copyrights”). Except as disclosed on Schedule 4.11(e):

(i) to Seller’s Knowledge, all the material Copyrights that have been registered are (A) currently in compliance with all applicable Legal Requirements; (B) valid and enforceable; and (C) not subject to any taxes or actions falling due within 90 days after the date hereof;

(ii) to Seller’s Knowledge, no Copyright is infringed or has been challenged or threatened in any way; and

(iii) to Seller’s Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(f) Trade Secrets. Set forth on Schedule 4.11(f) is a list and summary of Seller’s key trade secrets and know how related to or used with respect to the operation or conduct of the Business (“Trade Secrets”). Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of each Trade Secret of Seller with respect to the operation or conduct of the Business or the ownership or use of any of the Purchased Assets. To Seller’s Knowledge, and except as disclosed on Schedule 4.11(f), (a) Seller has good title and an absolute, exclusive right to use the Trade Secrets; (b) the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any other Person or to the detriment of Seller; (c) no Trade Secret is subject to any adverse Claim or has been challenged or Threatened in any way; and (d) the documentation relating to such Trade Secret, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use.

(g) Royalties. Set forth on Schedule 4.11(g) is a list and summary description, including any royalties paid or received by Seller with respect to the operation or conduct of the

Business, of all agreements or contracts relating to any of the Intellectual Property to which Seller is a party or by which it is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Seller is the licensee. There are no outstanding or, to the Knowledge of Seller, threatened disputes or disagreements relating to any such agreement.

(h) Employee Agreements. To Seller’s Knowledge, and except as set forth on Schedule 4.11(h), (a) no former or current employee of Seller has executed a written agreement that assigns to a person other than Seller any or all rights to any inventions, improvements, discoveries or information relating to the Business and developed by such former or current employee in the course of his or her employment with Seller; (b) any inventions, improvements, discoveries or information relating to the Business and developed by former or current employees of Seller in the course of their employment with Seller are owned by Seller; and (c) no employee of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

4.12 Governmental Authorizations. Except as disclosed on Schedule 4.12: (a) the Business possesses all Governmental Authorizations as are required and necessary for the conduct of the Business as it was conducted as of the Closing Date and the use and operation of the Owned Real Property; (b) all such Governmental Authorizations are currently in full force and effect; (c) Schedule 4.12 sets forth a list of all such Governmental Authorizations, and pending applications for such Governmental Authorizations, and true and complete copies thereof have been previously delivered to the Buyer; and (d) the Seller and JCI are and at all times have been in compliance with the terms and conditions of all such Governmental Authorizations. The Seller has timely submitted renewal applications and associated fees for all such Governmental Authorizations that are due prior to the Closing and has paid all fees associated with such Governmental Authorizations that are due and owing prior to the Closing.

4.13 Software.

(a) List. Schedule 4.13(a) sets forth a list of all material software used by Seller in the operation of the Business as of the Closing Date (the “Software”).

(b) Ownership. To Seller’s Knowledge, and except as disclosed on Schedule 4.13(b), Seller owns all right, title and interest in and to, or has a valid license for the use of, all of the Software and has the right to use all of such Software without payment to a third party.

(c) Assignability. To Seller’s Knowledge, and except as disclosed on Schedule 4.13(c), all of the Software is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving the Software.

4.14 Litigation; Orders.

(a) Litigation. Except as disclosed on Schedule 4.14(a), there is no Proceeding pending or, to Seller’s Knowledge, Threatened against or relating to Seller with respect to the Business, including the Green Bay Real Estate, Norway Real Estate and the Leased Real Property, or the ownership or use of any of the Purchased Assets. Except as disclosed on Schedule 4.14(a), there is no Proceeding pending or, to JCI’s Knowledge, Threatened against or relating to Seller or JCI with respect to the Watertown Real Estate. To the Knowledge of Seller, and except as disclosed on Schedule 4.14(a), there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to Seller’s operation of the Business, its property or its assets, and no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer. To the Knowledge of JCI, and except as disclosed on Schedule 4.14(a), there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to the Watertown Real Estate, and no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer.

(b) Orders. Except as disclosed on Schedule 4.14(b):

(i) there is no Order to which Seller, or any of the Purchased Assets, or the Green Bay Real Estate, Norway Real Estate or the Leased Real Property, is subject, other than Orders generally affecting the industry in which Seller conducts the Business;

(ii) to Seller’s Knowledge, no employee of Seller is subject to any Order that prohibits such employee from engaging in or continuing any conduct, activity or practice relating to the Business;

(iii) to Seller’s Knowledge, Seller is in full compliance with all of the material terms and requirements of each Order to which it, or any of the Purchased Assets, or the Green Bay Real Estate, Norway Real Estate or the Leased Real Property are or have been subject;

(iv) to Seller’s and JCI’s Knowledge, no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which the Business, or any of the Purchased Assets, the Owned Real Property or the Leased Real Property, is subject which may have an Adverse Effect on Buyer;

(v) Seller has not received any notice, Claims, or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation, Liability or failure to comply with, any term or requirement of any Order, Governmental Authorizations, or Laws to which the Business, the Purchased Assets, the Green Bay Real Estate, the Norway Real Estate or the Leased Real Property are or have been subject which may have an Adverse Effect;

(vi) there is no Order to which the Watertown Real Estate is subject, other than Orders generally affecting the industry in which Seller conducts the Business; and

(vii) JCI has not received any notice, Claims, or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation, Liability or failure to comply with, any term or requirement of any Order, Governmental Authorizations, or Laws to which the Watertown Real Estate is or has been subject which may have an Adverse Effect.

4.15 Taxes. The Seller has filed all tax returns and reports required to be filed by it for sales and use taxes with respect to the Business, and such returns are accurate, complete and correct. All taxes and assessments which the Seller was or is required by Law to withhold or collect with respect to the Business have been and are being withheld or collected by it and have been paid over to the proper Governmental Authorities or, if not yet due, are being held by the Seller for such payment. The Seller has filed all annual personal property tax returns required to be filed by it, such returns are accurate, complete and correct and Seller has paid all amounts due to any taxing authority with such returns. Neither Seller nor JCI is a “foreign person” within the meaning of section 1445 of the Code. To Seller’s Knowledge, and except as disclosed on Schedule 4.15, (i) no sales or use tax will be imposed on the sale of the Purchased Assets to Buyer, and (ii) Buyer is not required to withhold any portion of the Purchase Price on account of any sales or use tax.

4.16 Environmental.

(a) Environmental Information. Seller and JCI have provided Buyer with substantially complete copies of all written information in their possession or control pertaining to Seller’s and JCI’s compliance with, and liability under, Environmental Law and Governmental Authorizations regarding the Business, Purchased Assets, and the Owned Real Property, including compliance audits and environmental assessments, notices of violation, Orders, regulatory inspections, Proceedings and Threatened Proceedings, Release or to the knowledge of Seller and JCI threatened Release of Hazardous Materials, sampling of the Environment, the Green Bay Contamination, the Norway Condenser Unit Replacement, the Norway Contamination, and the Norway Voluntary Disclosure Response. To the Knowledge of Seller and JCI, neither Seller nor JCI has filed any insurance claim, or received any insurance payment, regarding the Release or Cleanup of any Hazardous Materials related to the Green Bay Contamination, the Norway Condenser Unit Replacement, the Norway Contamination and the Norway Voluntary Disclosure Response.

(b) Compliance with Environmental Laws. Except as set forth on Schedule 4.16(b), with respect to the ownership, operation, and use of the Business and the Owned Real Property, Seller and JCI are and at all times have been in compliance with, and are not in violation of or liable under any Environmental Law or any Governmental Authorizations prior to the Closing Date.

(c) No Environmental Claims. Except as set forth on Schedule 4.16(c), there are no pending or, to the Knowledge of Seller and JCI, Claims, Threatened Claims, liens or

Encumbrances resulting or arising from any Release of any Hazardous Materials, Cleanup, Contamination or under or pursuant to any Environmental Law or Governmental Authorizations, with respect to or affecting any Person, or any of the Facilities, the Purchased Assets, and the Owned Real Property.

(d) No Environmental Orders. Except as set forth on Schedule 4.16(d), neither Seller nor JCI have received, nor to the Knowledge of Seller or JCI, do they expect to receive, any Claim that relates to the revocation, suspension, modification, or denial of any Governmental Authorizations, or to any Release of Hazardous Materials, Contamination, Hazardous Activity or any alleged, actual or potential violation or failure to comply with or liability under any Environmental Law or Governmental Authorizations with respect to any of the Facilities, the Purchased Assets and the Owned Real Property, or with respect to any property to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, owned, controlled or processed by Seller or JCI have been transported, treated, stored, handled, transferred, disposed, recycled, Released, or received prior to the Closing Date.

(e) Environmental Reports. Seller and JCI have delivered to Buyer substantially complete copies of all environmental reports concerning the Norway Contamination, the Green Bay Contamination and the Norway Environmental Compliance Audit and the Norway Voluntary Disclosure Response, which reports are described as Schedule 4.16(e) (“Environmental Reports”). The Environmental Reports disclose, among other things, that there is Contamination present on or in the Environment at, on, in, under, or emanating from the Norway and Green Bay Real Estate and that there may be Contamination at property geologically or hydrologically adjoining the Norway and Green Bay Real Estate, there have been Releases of Hazardous Materials at or from the Norway and Green Bay Real Estate, and that there are violations or potential violations of Environmental Law, Licenses, Orders and Permits in connection with the Business at the Norway Real Estate.

(f) Storage Tanks. Except as set forth on Schedule 4.16(f) and to the knowledge of Seller and JCI, there are not now, and there have not been previously, any above ground or underground storage tanks or ancillary piping or equipment (whether currently in use or not) on the Owned Real Property. No drummed or containerized universal or hazardous wastes exist at the Owned Real Property except as is routine and customary in the normal operation of the Business and ownership of the Owned Real Property.

(g) Release of Hazardous Materials. Except as set forth on Schedule 4.16(g), to the Knowledge of Seller and JCI, there has not been any Release or threatened Release of Hazardous Materials on, in, or under the Owned Real Estate prior to closing.

(h) Liens. Except as set forth on Schedule 4.16(h), no lien has been attached to the Owned Real Estate for any Cleanup under any Environmental Law.

(i) Disclosure Response. To the knowledge of Seller and JCI, all Disclosure Responses in the Norway Voluntary Disclosure Response are true and accurate.

4.16.1 Buyer’s Acknowledgement. Buyer acknowledges Seller has disclosed the Norway Contamination, the Green Bay Contamination, the Norway Voluntary Disclosure Response and the Norway Condenser Unit Replacement. The Buyer further acknowledges that the Norway Contamination Liability, for purposes of this Agreement, including Seller’s obligations to Buyer in Sections 6.12(a) and 6.12(b), is satisfied or otherwise extinguished at the time Seller achieves Norway Contamination Closure. The Buyer further acknowledges that the Green Bay Contamination Liability, for purposes of this Agreement including Seller’s obligations to Buyer in Sections 6.12(a) and 6.12(c), is satisfied or otherwise extinguished at the time Seller achieves Green Bay Contamination Closure. The Buyer further acknowledges that the Norway Voluntary Disclosure Response Liability as to each such violation or potential violation described therein, for purposes of this Agreement including Seller’s obligations to Buyer, is satisfied or otherwise extinguished (a) upon the earlier of either the scheduled implementation date for the response strategy for said violation or potential violation or the completion of implementation of the response strategy for said violation or potential violation by Buyer or Seller, and (b) for the following numbered items on the Norway Voluntary Disclosure Response, the following dates shall satisfy or otherwise extinguish all such Liability under this Agreement including Seller’s obligations to Buyer for said violations or potential violations: item 4.1, November 15, 2005; item 4.5, Closing Date; item 4.6, July 1, 2005; and item 4.8, July 1, 2005. The Buyer further acknowledges that the Norway Condenser Unit Replacement Liability is satisfied or otherwise extinguished upon the earlier of either the scheduled replacement or repair date or the replacement or repair of the condenser unit by Buyer.

4.17 Events Subsequent to Latest Balance Sheet Date. The Seller has not, except as disclosed on Schedule 4.17, since the Latest Balance Sheet Date:

(a) Reserves. With respect to the Business, increased or established any reserve for bad accounts or any other Liability on its books or otherwise provided therefor;

(b) Disposition of Assets. Sold or transferred any of the material assets pertaining to the Business, except sales of inventory in the Ordinary Course, or encumbered, mortgaged or pledged any of the material assets pertaining to the Business;

(c) Increased Compensation. Increased or promised to increase the compensation or fringe benefits of any executive employee of the Business, or instituted any general wage increase applicable to employees of the Business, or any specified sub-group of employees of the Business; or

(d) Accounting Procedure. Changed or modified its accounting methods or practices.

4.18 Events Subsequent to Balance Sheet Date. The Seller has not, except as disclosed on Schedule 4.18, since the Balance Sheet Date:

(a) Adverse Effect. Suffered an Adverse Effect;

(b) Agreement Termination or Amendment. Terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party, other than any of such actions which occur in the Ordinary Course or which do not have an Adverse Effect;

(c) Capital Expenditures. Made any capital expenditures or capital commitments in excess of $25,000 for any single one or series of related transactions or in excess of $50,000 in the aggregate;

(d) Casualty Losses. Suffered any casualty, damage, destruction or loss to any of its properties not covered by insurance in excess of $25,000 for any one event or in excess of $50,000 in the aggregate;

(e) Change in Business. Other than this Agreement, made any change in the Business or the manner of conducting the Business, other than changes in the Ordinary Course, none of which has, and which in the aggregate would not have had, an Adverse Effect;

(f) Employee Discipline. Terminated or placed on probation any supervisory employee or outside salesperson of the Business;

(g) Encumbrances. Subjected any of its material assets or properties to any Encumbrances or to any other similar charge of any nature whatsoever except in the Ordinary Course;

(h) Loans. Made any loan or advance to any Person (except normal travel or other reasonable expense advances to Seller’s employees);

(i) New Agreements. Entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than purchase orders entered into in the Ordinary Course, which either involve more than $25,000 or were made outside the Ordinary Course;

(j) Payment of Accounts Payable Outside Ordinary Course. Delayed or postponed the payment of any material accounts payable and other material Liabilities outside the Ordinary Course;

(k) Plan Adoption, Modification or Amendment. Adopted, modified or amended any plan or agreement so as to increase the benefits due the employees of the Business under any such plan or agreement;

(l) Resignations of Employees or Agents. Experienced any resignations of any employee or agent of the Business which could reasonably be expected to have an Adverse Effect and, concerning any outside salesperson, whether or not the same, to the Knowledge of Seller, could reasonably be expected to have an Adverse Effect;

(m) Waivers and Write-Offs. Waived or released any debts, Claims or rights of value or suffered any extraordinary loss or written down the value of any Inventories or other assets or written down or off any receivable in excess of $25,000 for any one event or in excess of $50,000 in the aggregate;

(n) Other Events. Been a party to any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving the Business which could reasonably be expected to have an Adverse Effect, other than entering into the Exclusivity Agreement and Confidentiality Agreement with Buyer; or

(o) Commitments. Entered into any agreement or commitment (whether or not in writing) to do any of the above.

and Seller has:

(p) used commercially reasonable efforts to (i) preserve the Business; (ii) keep available, without entering into any binding agreement, the services of the Business’ employees; and (iii) preserve the goodwill of the Business’ customers and others having business relationships with Seller; and

(q) continued the Business and maintained its operations and equipment, books of account, records and files in the Ordinary Course.

4.19 Contracts.

(a) List. Schedule 4.19(a)contains a list of each Contract to which Seller is a party, except for (a) sales or purchase orders entered into in the Ordinary Course; (b) Contracts involving Seller’s receipt or payment of less than $25,000 in any 12-month period; and (c) Contracts cancelable without penalty or payment upon no more than 30 days notice. On or prior to the Closing Date, Seller has provided Buyer with copies of each Contract listed on Schedule 4.19(a).

(b) Performance of Contracts. To Seller’s Knowledge, and except as disclosed on Schedule 4.19(b): (a) the Seller is not in default under, nor has it breached any provision of, any Contract listed on Schedule 1.1(g); (b) all such Contracts are legal, valid, binding, enforceable and currently in full force and effect; (c) the other parties to such Contracts have complied with their obligations thereunder in all material respects and are not in breach thereof; and (d) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, material modification or acceleration, of any such Contract, and no party has repudiated any material provision of any such Contract.

4.20 Sufficiency of Assets. To Seller’s Knowledge, and except as disclosed on Schedule 4.20, the Purchased Assets comprise all of the assets necessary for Buyer to conduct the Business immediately after the Closing Date in substantially the same manner as conducted by the Seller immediately prior to the Closing Date.

4.21 Books and Records. Prior to the execution of this Agreement, Seller made available to Buyer for its examination the Books and Records. The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner in accordance with reasonable commercial practices for companies engaged in businesses similar to Seller, including the maintenance of a system of internal controls. Except for such changes, additions or events which have been made or have occurred, as the case may be, related to the transactions contemplated by this Agreement and in the Ordinary Course no material changes or additions to the Books and Records of the Business have been made from the date such Books and Records were first made available to Buyer and nothing which should be set forth in said Books and Records, if prepared in the usual and customary manner of the Business, has occurred from the date such Books and Records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course.

4.22 Condition of Purchased Assets. To Seller’s Knowledge, and except as disclosed on Schedule 4.22, the tangible Purchased Assets are structurally sound, are free from material defects (patent or latent) and have been maintained in accordance with the manufacturer’s recommendations or normal industry practice. To Seller’s Knowledge, and except as disclosed on Schedule 4.22, the tangible Purchased Assets are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they have been used immediately prior to the Closing Date.

4.23 Customers of Seller; Conditions Affecting Seller. Schedule 4.23 lists the 10 largest customers of Seller by dollar value of aggregate purchases from Seller over the 24 months ended December 31, 2004. To Seller’s Knowledge, and except as set forth on Schedule 4.23, none of the customers identified on Schedule 4.23 have terminated their relationship with Seller or otherwise ceased doing business with Seller or otherwise indicated to Seller prior to the Closing Date that the amount of revenue accounted for by such customer is likely to be materially less after the Closing Date than the amount reflected for such customers on Schedule 4.23. To Seller’s Knowledge, and except as disclosed on Schedule 4.23, there are no conditions (except those affecting the economy and industry in general) existing with respect to facilities, personnel or suppliers to the Business which are likely to have an Adverse Effect on the Business.

4.24 Employee Benefit Plans.

(a) Listing of Plans. Schedule 4.24(a)attached hereto sets forth a list of each employee pension benefit plan (“Employee Benefit Plan”) within the meaning of Section 3(2) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), each employee welfare benefit plan (“Welfare Plan”) within the meaning of Section 3(1) of ERISA, and each other stock option, stock purchase, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement not constituting Employee Benefit Plans or Welfare Plans (“Other Plans”) relating to employees of the Business which Seller maintains, to which Seller contributes or under which any employees performing services directly for the Business are or, at any time within the period of three (3) years prior hereto, were covered.

(b) Compliance of Plans. To the Knowledge of Seller, and except as disclosed on Schedule 4.24(b):

(i) each Employee Benefit Plan, and each related trust or insurance contract, has been operated, in all material respects, in accordance with its terms;

(ii) each Employee Benefit Plan, and each related trust or insurance contract has been administered, in all material respects, in compliance with Legal Requirements, and each Employee Benefit Plan and Welfare Plan, and each related trust or insurance contract, complies in form and in operation, in all material respects, with any applicable requirements of ERISA and the Code;

(iii) there are no unfunded benefit Liabilities within the meaning of Section 4001(a)(16) of ERISA with respect to any Employee Benefit Plan maintained by Seller, as determined under reasonable actuarial assumptions;

(iv) Seller does not maintain any Employee Benefit Plan under which it would be obligated to pay benefits solely as a result of the consummation of the transactions contemplated by this Agreement;

(v) other than the GCIU Fund (described in Section 7.2(i)) and Seller’s Pension Plan (described in Section 7.2(e)), Seller does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, either (A) a “multiemployer plan” (as defined in either section 3(37) of ERISA or section 414(f) of the Code) or (B) an employee pension plan subject to Title IV of ERISA;

(vi) Seller and JCI have, in all material respects, performed all obligations and complied with all requirements, whether arising by operation of law or by contract, required in connection with the Seller’s Pension Plan (defined and described in Section 7.2(e));

(vii) all reports and disclosures relating to the Seller’s Pension Plan required to be filed with or furnished to the IRS, Department of Labor, the Pension Benefit Guaranty Corporation, or other state or federal governmental authority, participants, or beneficiaries have been filed or furnished, in all material respects, in accordance with applicable law in a timely manner;

(viii) the Seller’s Pension Plan (A) is intended to be qualified under section 401(a) of the Code, (B) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, (C) has received a favorable determination letter from the IRS regarding such qualified status which considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-564, and related regulations (collectively, “GUST”), (D) has not, since the receipt of the most recent favorable determination letter, been amended, except for changes made by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16, and amendments prescribed by the IRS, and (E) has not been operated in a way that would adversely affect its qualified status or the tax exempt status of any related trust;

(ix) with respect to Seller’s Pension Plan, there are no actions, suits, or claims pending (other than routine claims for benefits) or threatened against Seller’s Pension Plan or its related trust or insurance contract, or its assets;

(x) all contributions required to be made by the Seller to the Seller’s Pension Plan and the GCIU Fund by the Closing Date pursuant to their terms and the provisions of ERISA, the Code, or any other applicable law have been timely made;

(xi) there has been no termination or partial termination of the Seller’s Pension Plan within the meaning of section 411(d)(3) of the Code;

(xii) with respect to each Welfare Plan, Seller, JCI, and each Fiduciary have complied, in all material respects, with (A) the applicable health coverage provisions of section 4980B of the Code and sections 601 through 608 of ERISA and (B) to the extent not preempted by ERISA, any similar continuation of health coverage provisions of applicable state law, and any similar continuation of health coverage provisions of applicable state law, and all other Legal Requirements;

(xiii) no act, omission, or transaction has occurred that would result in imposition on Seller, whether directly or indirectly, or by reason of indemnification, of (A) breach of fiduciary duty liability damages under section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i), or (l) of section 502 of ERISA, or (C) tax imposed pursuant to Chapter 43 of Subtitle D of the Code, with respect to any Employee Benefit Plan;

(xiv) there is no matter pending (other than routine qualification determination filings) with respect to Seller’s Pension Plan before the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or other state or federal governmental authority;

(xv) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Employee Benefit Plan that it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provisions to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Employee Benefit Plan;

(xvi) no assets of the Seller are subject to any lien under ERISA section 302(f) or Code section 412(n);

(xvii) neither the Seller nor any of its directors, officers or employees who are fiduciaries, nor any other fiduciary of the Seller’s Pension Plan, has engaged in any transaction related to Seller’s Pension Plan or its assets that would constitute a violation of section 406 of

ERISA (for which no exemption exists under section 408 of ERISA) or a “prohibited transaction” (as defined in section 4975(c)(1) of the Code) for which no exemption exists under sections 4975(c)(2) or 4975(d) of the Code;

(xviii) except to the extent required under section 4980B of the IRC or Part 6 of Subtitle B of Title I of ERISA, and except to the extent described in Section 7.2(f), Seller does not provide welfare benefits for any retired or former employee nor is it obligated to provide any welfare benefits to any active employee following such employee’s retirement or other termination of service; and

(xix) the JCI Investment Savings Plan (A) is intended to be qualified under section 401(a) of the Code, (B) satisfies in form the requirements of section 401(a) except to the extent amendments are not required by law to be made until a date after the Closing Date, (C) has received a favorable determination letter from the IRS regarding the qualification under section 401(a) that considers the changes in qualification requirements made by GUST, (D) has not, since the receipt of the most recent favorable determination letter, been amended, except for changes made to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16, and other requirements prescribed by IRS regulations, and changes that do not adversely affect its qualification under section 401(a), and (E) has not been operated in a way that would adversely affect its qualification under section 401(a) or the tax exempt status of any of its related trusts.

4.25 Employees.

(a) Listing. Schedule 4.25(a)identifies all employees of the Business as of the date hereof, the amount of their current annual salaries or hourly rates, their bonuses paid in the past year, their current job titles, vacation accrued and a complete description of any commitments to such employees with respect to compensation payable hereafter. Seller has not, because of past practices or previous commitments with respect to such employees, established any legally enforceable rights or reasonable expectations on the part of such employees to receive additional compensation inconsistent with past practices with respect to any period after the Closing Date. Except as set forth on Schedule 4.25(a), none of such employees has given written notice to Seller that such employee intends to leave Seller’s employment. Set forth on Schedule 4.25(a) is a description of all Claims made against Seller by employees of the Business or former employees of the Business within the last 36 months. No employee of the Business is employed by Seller outside the United States of America.

(b) Agreements with Employees. Except as disclosed on Schedule 4.25(b), and solely with respect to the operation or conduct of the Business, Seller is not a party to or bound by any written or oral:

(i) employment agreement (other than employment agreements under which the only monetary obligation of Seller is to make current wage or salary payments and provide current employee benefits and other employee benefits required by any Legal Requirement), consulting, advisory or service agreement, confidentiality agreement or covenant not to compete; or

(ii) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage or other benefits for retired employees of Seller, or their dependents, except as required by any Legal Requirement.

4.26 Labor Relations; Compliance. Except as set forth on Schedule 4.26, Seller has not been, nor is it, a party to any collective bargaining or other labor contract with respect to the operation or conduct of the Business. Except as set forth on Schedule 4.26, with respect to the operation or conduct of the Business, there has not been, there is not presently pending or existing and to the Knowledge of Seller there is not Threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee, former employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, organizational activity or other labor or employment dispute against or affecting the Business; or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller, no event has occurred or circumstance exists that is likely to provide the basis for any work stoppage or other labor dispute with respect to the Business. There is no lockout of any employees of the Business by Seller and no such action is contemplated by Seller. To the Knowledge of Seller, Seller is in substantial compliance in all material respects with all material Legal Requirements governing the Business relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing where non-compliance would have an Adverse Effect. Except as set forth on Schedule 4.26, Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

4.27 Notices of Violation. Except as disclosed on Schedule 4.27, Seller has not received any written notice, and, to the Knowledge of Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceeding, Threatened or otherwise, which could prohibit, impede, delay or adversely affect the ability of Seller to effect the transactions contemplated in this Agreement.

4.28 Personal Property. Schedule 4.28 contains a list of material machinery, equipment, fixtures, computer hardware and software, furniture and vehicles used in the operation of the Business as conducted immediately prior to the Closing Date; provided, however, that if an asset listed on Schedule 4.28 does not exist, the non-existence of such asset will not have an Adverse Effect on the operation or conduct of the Business.

4.29 Brokerage. The Seller has not incurred, or made commitments for, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement, except for its brokerage fee agreement with Compass Capital Partners, Ltd., which fee shall be paid by the Seller at Closing.

4.30 Products.

(a) Product Warranties. Except as disclosed on Schedule 4.30(a), to Seller’s Knowledge each product manufactured, fabricated, assembled, sold, leased or delivered by Seller with respect to the operation or conduct of the Business, has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.

(b) Product Liability. Except as disclosed on Schedule 4.30(b), with respect to the operation or conduct of the Business, Seller has no Knowledge of any Liability (and, to the Knowledge of Seller, there is no basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, fabricated, assembled, sold, leased or delivered by Seller with respect to the operation or conduct of the Business prior to the Closing Date.

4.31 Studies.

(a) Seller has delivered to Buyer substantially complete copies of all engineering studies, environmental impact reports or assessments, and other reports and studies that are material to the Business, the Purchased Assets, the Green Bay Real Estate, the Norway Real Estate or the Leased Real Property and are in the possession or control of Seller, and Schedule 4.31(a) contains a listing thereof.

(b) JCI has delivered to Buyer substantially complete copies of all engineering studies, environmental impact reports or assessments, and other reports and studies that relate to the Watertown Real Estate and are in the possession or control of JCI, and Schedule 4.31(b) contains a listing thereof.

4.32 Non-Application of Representations and Warranties. Buyer and Seller hereby agree that the items set forth on Schedule 4.32, including, without limitation, the risk of additional loss related thereto, have been accounted for in the determination of the Purchase Price to the complete satisfaction of both Buyer and Seller, and that, consequently, the representations and warranties contained in this Article 4 shall not apply, in any manner, to any of the items set forth on Schedule 4.32, including, without limitation, the risk of additional loss related thereto.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

In order to induce the Seller and JCI to enter into this Agreement, the Buyer, jointly and severally, makes the following representations and warranties to the Seller and JCI.

5.1 Organization. MCC-Wisconsin is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio, is authorized to transact business therein, has filed with the Secretary of State of Ohio the most recent annual report required to be filed by it, has not filed articles of dissolution and has a perpetual period of existence. MCC-Norway is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan, is authorized to transact business therein, has filed with the Secretary of State of Michigan the most recent annual report required to be filed by it, has not filed articles of dissolution and has a perpetual period of existence. Multi-Color is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio, is authorized to transact business therein, has filed with the Secretary of State of Ohio the most recent annual report required to be filed by it, has not filed articles of dissolution and has a perpetual period of existence. Buyer has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

5.2 Enforceability; Conflicting Obligations. This Agreement, the Confidentiality Agreement and all other agreements of the Buyer contemplated hereby are or, upon the execution thereof, will be the valid and binding obligations of the Buyer enforceable against it in accordance with their terms. The execution and delivery of this Agreement and the Confidentiality Agreement do not, and the consummation of the purchase of the Purchased Assets and the Business will not, conflict with or violate any provision of the articles of incorporation or bylaws of the Buyer, or any provisions of any Contract or Law to which the Buyer is subject or to which the Buyer is a party.

5.3 Authorization. The Buyer has all necessary power and authority to enter into and perform the transactions contemplated herein in accordance with the terms and conditions hereof. The execution and delivery of this Agreement, and the performance by the Buyer of its obligations contained herein, have been duly approved by the Buyer’s Board of Directors.

5.4 Brokerage. The Buyer has not incurred, nor made commitment for, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

5.5 Litigation. There is no litigation, proceeding or governmental investigation pending, or to the Buyer’s Knowledge, threatened against or relating to the transactions contemplated herein.

ARTICLE 6

COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

6.1 Collection of the Receivables. The Buyer shall have full power and authority to collect for its account all Receivables, and to endorse, without recourse to the Seller, in the name of the Seller, any checks or other instruments of payment received on account of payment of any such Receivables; provided, further, that if the Seller receives any payment on account of any such Receivables, the Seller shall transfer and deliver such payment (endorsed where necessary) to the Buyer, promptly after receipt.

6.2 Transfer Taxes. The Seller shall pay all real estate transfer taxes and sales taxes resulting from the transactions contemplated by this Agreement, excluding any such taxes with respect to the Vehicles and with respect to the Watertown Real Estate. JCI shall pay the real estate transfer tax with respect to the Watertown Real Estate. The Buyer shall pay all sales taxes with respect to the sale of the Vehicles by the Seller to the Buyer.

6.3 Third Party Consents. To the extent that any third party consents are not obtained by the Buyer, the Seller shall have no Liability in connection with the failure of the Buyer to obtain any such consents.

6.4 Termination of Watertown Lease. On the Closing Date, the Seller and JCI shall terminate the lease between the Seller and JCI for the Watertown Real Estate.

6.5 Change of Corporate Name. The Seller and JCI agree to take all action that is necessary to authorize the amendment of the Seller’s articles of incorporation to change the corporate name of the Seller to a name which does not include either of the words “NorthStar” or “Print”. Immediately following the Closing, the Seller shall file with the Wisconsin Department of Financial Institutions duly executed Articles of Amendment to so change the Seller’s corporate name and provide a copy of same to Buyer.

6.6 Noncompetition. For a period of five years commencing on the Closing Date, the Seller and JCI, and any affiliate now or in the future, each agree not to engage, directly or indirectly, in the business of the production, manufacture, sale, marketing or distribution of gravure and flexo graphic in-mold, pressure sensitive, shrink sleeve or heat transfer labels for the prime label market. For a period of five years commencing on the Closing Date, the Seller and JCI agree not to, directly or indirectly, solicit any former employees of the Seller that accept employment with the Buyer, excepting those employees who approach the Seller or JCI of their own accord or reply to newspaper or other general advertisement solicitations for employment.

6.7 Use of Names. From and after the Closing Date, Seller shall not, in any manner whatsoever, use the name “NorthStar,” or any derivative thereof or any other Marks included in the Purchased Assets.

6.8 Deliveries at Closing. At the Closing, Seller and JCI shall deliver to the Buyer the following, duly executed where appropriate:

(a) Seller’s Authority Certificate. A certificate from Seller substantially in the form of Exhibit B, certified by the Secretary of Seller, attached to which are (i) a certified copy of the articles of incorporation of Seller; (ii) a copy of the bylaws or other organizational documents of Seller; (iii) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Seller; and (iv) copies of resolutions of the Seller’s Board of Directors and sole shareholder authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by an officer of the Seller.

(b) Assignment and Bill of Sale. A Bill of Sale and Assignment Agreement to MCC-Wisconsin and MCC-Norway in substantially the form of Exhibit C attached hereto.

(c) Vehicle Titles. Certificates of title sufficiently endorsed to transfer the Vehicles to the Buyer.

(d) Green Bay Real Estate. Seller shall duly execute and deliver to the Buyer a lease for the Green Bay Real Estate in substantially the form of Exhibit E attached hereto (the “Green Bay Lease”).

(e) Norway Real Estate.

(i) The Seller shall duly execute and deliver to MCC-Norway a special warranty deed for the Norway Real Estate in substantially the form of Exhibit F attached hereto, subject to the exceptions set forth in Section 4.8(b) and Schedule 4.8(b) hereof, together with executed state real estate transfer returns. The Seller shall pay the transfer fees shown on the transfer returns.

(ii) The Seller shall deliver an ALTA title insurance owners policy on the Norway Real Estate in the amount of $3,490,000 that names MCC-Norway as the insured party including, at the Seller’s expense, a gap endorsement (all other endorsements to be the responsibility of the Buyer).

(iii) The Seller shall deliver a survey of the Norway Real Estate, prepared by a civil engineer or licensed surveyor no earlier than 90 days prior to the Closing Date or, if dated earlier than 90 days prior to the Closing Date, Seller shall cause the civil engineer or licensed surveyor to deliver to MCC-Norway an affidavit of no change. The survey shall meet the Minimum Standard Detail Requirements for a Class A Urban ALTA/ACSM Land Title survey, as most recently jointly adopted by ALTA/ACSM. Such survey shall be in such form and content as shall permit the applicable title company to eliminate all exceptions in the applicable title insurance policy which relate to matters of survey.

(f) Watertown Real Estate.

(i) JCI shall duly execute and deliver to MCC-Wisconsin a special warranty deed for the Watertown Real Estate in substantially the form of Exhibit G attached hereto, subject to the exceptions set forth in Section 4.8(b) and Schedule 4.8(b) hereof, together with executed state real estate transfer returns. JCI shall pay the transfer fees shown on the transfer returns.

(ii) JCI shall deliver an ALTA title insurance owners policy on the Watertown Real Estate in the amount of $2,550,000 that names MCC-Wisconsin as the insured party including, at JCI’s expense, a gap endorsement (all other endorsements to be the responsibility of the Buyer).

(iii) JCI shall deliver a survey of the Watertown Real Estate, prepared by a civil engineer or licensed surveyor no earlier than 120 days prior to the Closing Date or, if dated earlier than 120 days prior to the Closing Date, Seller shall cause the civil engineer or licensed surveyor to deliver to MCC-Wisconsin an affidavit of no change. The survey shall meet the Minimum Standard Detail Requirements for a Class A Urban ALTA/ACSM Land Title survey, as most recently jointly adopted by ALTA/ACSM. Such survey shall be in such form and content as shall permit the applicable title company to eliminate all exceptions in the applicable title insurance policy which relate to matters of survey.

(g) Trademark Assignments. A Trademark Assignment to Multi-Color in substantially the form of Exhibit H attached hereto.

(h) Patent Assignments. A Patent Assignment to Multi-Color in substantially the form of Exhibit I attached hereto.

(i) Foreign Person Affidavits.

(i) The Seller shall deliver an affidavit that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code, and stating the Seller’s federal taxpayer identification number.

(ii) JCI shall deliver an affidavit that JCI is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, and stating JCI’s federal taxpayer identification number.

(j) Payment of Monetary Liens. Confirmation that the monetary liens set forth on Schedule 4.8(a) and the mortgages and monetary liens set forth on Schedule 4.8(b) have been paid, or are being paid simultaneously with the Closing.

(k) JCI’s Authority. A certificate, substantially in the form of Exhibit J attached hereto, certified by the Secretary of JCI, attached to which are an incumbency certificate of the Persons executing this Agreement and any other document delivered at the Closing on behalf of JCI and copies of resolutions of JCI’s Board of Directors, if required, authorizing and approving the execution, delivery and performance of this Agreement and the Transaction, certified by an officer of JCI.

(l) Covenant and Agreement Not-to-Compete.

(i) Seller and JCI shall execute and deliver to Buyer the Covenant and Agreement Not-to-Compete, substantially in the form of Exhibit K attached hereto.

(ii) Seller shall execute and deliver, and shall cause Richard Gasper to execute and deliver, to Buyer the Amendment and Assignment of Employment Agreement between Mr. Gasper, JCI and Buyer, in substantially the form of Exhibit L attached hereto.

(m) Seller’s Pension Plan.

(i) Transfer of Seller’s Pension Plan. In accordance with Section 7.2(e), Seller shall take all action that is necessary to transfer and assign the sponsorship and administration of the Seller’s Pension Plan (defined and described in Section 7.2(e)) to Buyer, including, but not limited to, executing and delivering to the Buyer any agreements for Buyer to act as successor sponsor and successor plan administrator, any agreements with respect to a change in trustee(s), authorizing, executing and delivering any documents and amendments as may be necessary to enable Buyer to assume responsibility for the sponsorship and the administration of Seller’s Pension Plan, and providing Buyer with such information as Buyer may reasonably request from time to time to administer such plan.

(ii) Amendment. On or before the Closing Date, Seller shall amend the Seller’s Pension Plan to provide that Buyer is the successor plan sponsor as of the Closing Date.

(ii) Delivery of Documents. The Seller shall deliver to the Buyer any and all documents, correspondence, and records related to the Seller’s Pension Plan that Seller currently has in its possession, including, but not limited to: copies of Annual Reports (Form 5500 Series) for the last five (5) years; copies of the documents governing the Seller’s Pension Plan, including, all true, correct, and complete copies of the plan documents, amendments, summary plan descriptions, and summaries of material modifications; copies of each determination letter issued by the Internal Revenue Service and copies of any pending applications for determination letters; a description of any “prohibited transactions,” and any breaches of fiduciary responsibility as defined in Code section 4975 or ERISA sections 404, 405, 406 or 407; copies of all administrative, election, notification and distribution forms used in the administration of the Seller’s Pension Plan; copies of any trust agreements, insurance contracts (with current premium/billing statement) or other funding vehicles, investment management agreements, third-party administration or other service agreements; any other filings with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other governmental agencies; results of coverage or discrimination testing; annual valuation reports; ERISA bonds and any fiduciary liability insurance; a list of all relevant litigation, claims and proceedings, including any pending or threatened litigation, claims or assessments; pending or threatened audits, investigations or proceedings by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agencies; prohibited transaction exemptions granted or applied for and any prohibited transaction excise taxes assessed; partial or complete terminations for which any liability may exist; claims made under ERISA bonds or fiduciary liability insurance; a list and contact information of any service providers, consultants or advisers (e.g., attorney, actuary, benefits consultant, accountant) rendering services; a list and contact information of any persons or entities familiar with Seller’s Pension Plan records and who are responsible for the administration of the Seller’s Pension Plan; and, any other documents having a material bearing on the status or operation of the Seller’s Pension Plan.

(n) GCIU Supplemental Retirement and Disability Fund.

(i) Transfer of Obligation. In accordance with Section 7.2(i), Seller shall take all action that is necessary to transfer and assign the responsibility for the assumption of any obligation for contributions to the GCIU Fund (defined and described in Section 7.2(i)) that accrue on and after the Closing Date to the Buyer, including, but no limited to, executing any documents, and providing information to Buyer to effectuate the assignment and the administration of such responsibility to Buyer.

(ii) Delivery of Documents. Seller shall transfer to the Buyer, on or before the Closing Date, any and all documents, correspondence, information, and records relating to the Seller’s participation in the GCIU Fund that Seller currently has in its possession.

(o) HIPAA. The Seller shall provide certificates of creditable coverage to Seller’s employees and the dependents of such employees who cease to be covered under any group health plan (as defined by section 9805(a) of the Code and section 706(a)(1) of ERISA) of the Seller or otherwise becomes entitled to COBRA continuation coverage to the extent provision of such certificates are required by the provisions of section 701 et. seq. of ERISA and Code section 9801 et. seq. (“HIPAA”) as a result of the transactions contemplated by this Agreement.

(p) COBRA Coverage. Except as provided in Section 7.2(h), the Seller shall provide continuation coverage under Section 4980B of the Code or Part 6 of Subtitle B of Title I or ERISA (“COBRA Coverage”) to (a) all qualified beneficiaries who have elected or are entitled to elect COBRA Coverage prior to the Closing Date under any group health plan (within the meaning of Section 5000(b)(1) of the Code) maintained or sponsored by the Seller and (b) to all employees of the Seller and their qualified spouses and dependents (i) who are covered prior to the Closing Date under a group health plan maintained or sponsored by the Seller (ii) who are not entitled to coverage under a group health plan maintained by the Buyer on and after the Closing Date as provided in Section 7.2(h), and (iii) who on or after the Closing Date become eligible for and elect, during the applicable COBRA election period, COBRA Coverage under a Seller’s group health plan.

6.9 Former Employee Confidentiality Agreements. In the event that Jim Gombar, Murray White and Andy Walker do not accept an offer of employment from Buyer made pursuant to Section 7.2(a) hereof, Seller will, to the extent possible, assign to Buyer its rights to enforce the confidentiality provisions of those individuals’ employment agreements with Seller.

6.10 Leased Real Property. If and to the extent Seller cannot assign the leases for the Leased Real Property to the Buyer, Seller shall remain a party to such leases, and shall take all such actions as are reasonably necessary or appropriate, without cost to Seller, to provide the benefit of such leases to Buyer, until the expiration of the current terms of such leases, without giving effect to any renewal terms thereunder, automatic or otherwise.

6.11 Software Licenses. If and to the extent that Seller cannot assign to the Buyer the software listed below, or the licenses related thereto, Seller agrees to pay to Buyer, for a period of two years following the Closing Date, the excess of (i) what the Buyer must pay to obtain the same software or licenses as Seller has immediately prior to the Closing Date, over (ii) the amount that would have been paid by Seller for such software or licenses related to such period. The software and/or related licenses to which this Section 6.11 shall apply is:

(a) The Primac software and related license agreements described on Schedules 4.13(a)(2), 4.13(b)(2), 4.13(c)(2) and 4.13(c)(3).

(b) The Microsoft Great Plains software and related license described on Schedules 4.13(a)(3), 4.13(b)(3) and 4.13(c)(4).

(c) The FlexRip, PackEdge and QuickStep (Esko-Graphics, Inc.) software and related license described on Schedules 4.13(a)(5), 4.13(b)(5) and 4.13(c)(5).

6.12 Retained Environmental Liabilities.

(a) Seller and JCI, jointly and severally, agree to achieve Norway Contamination Closure and Green Bay Contamination Closure in a manner which is cost effective and expeditious and agree to cooperate with Buyer to undertake all such activities without causing unreasonable interference or disruption to Buyer’s ownership and operation of the Business, the Owned Real Property, and use and occupancy of the Leased Property. Notwithstanding any provision in the Lease for the Green Bay Real Estate between Seller, JCI, and Buyer, Seller’s and JCI’s access to the Green Bay Real Estate to address the Green Bay Contamination shall be governed by the Environmental Access Agreement set forth in Exhibit M.

(b) With respect to the Norway Real Estate, Seller has entered into the Service Agreement and Work Authorization with Sigma dated July 13, 2004, and attached hereto as a part of Exhibit N, and Seller agrees to perform its payment and other obligations and require performance by Sigma under said Service Agreement and Work Authorization (the “Norway Work”). Seller, not Buyer, shall manage and control the Norway Work being performed by Sigma. Should Sigma’s performance of the Norway Work fail to enable Seller to obtain Norway Contamination Closure, then Seller agrees to expeditiously and cost effectively engage another environmental remediation consultant for the purpose of completing Cleanup of the Norway Contamination reasonable and necessary to achieve the Norway Contamination Closure. Buyer shall have the right to timely review the Norway Work. Should Seller fail to achieve the Norway Contamination Closure and should Seller fail to expeditiously and cost effectively engage another environmental remediation consultant to achieve Norway Contamination Closure, then, upon written notice to Seller, Buyer may, but is not obligated to, assume responsibility for completing the Cleanup of the Norway Contamination to achieve Norway Contamination Closure by presenting to Seller for review and approval a written proposal from another environmental remediation consultant to undertake the Cleanup reasonable and necessary to achieve the Norway Contamination Closure in an expeditious and cost effective manner. Seller’s approval shall not be unreasonably withheld. Buyer shall present to Seller an itemization of costs and expenses incurred by Buyer in undertaking and achieving the Norway Contamination Closure, and Seller agrees to promptly reimburse Buyer for such costs and expenses. The Buyer’s assumption of the Seller’s responsibility for Cleanup of the Norway Contamination shall not operate to terminate or waive Seller’s Liability for the Norway Contamination. Seller agrees to require its consultants who are engaged in the Cleanup of the Norway Contamination to provide proof of adequate insurance coverage, and to require Buyer to be named as a certificate holder and additional insured under such policies. These obligations of Seller and Buyer shall survive the Closing.

(c) With respect to the Green Bay Real Estate, JCI has entered into a Work Authorization for First Phase of NR716 Site investigation with RMT dated December 23, 2004, and Change Order No. 1 dated January 14, 2005 (the “Green Bay Work”) and attached hereto as a part of Exhibit O, and Seller agrees to perform its payment and other obligations regarding the

Green Bay Work. Seller, not Buyer, shall manage and control the Green Bay Work being performed by RMT. Upon completion of the Green Bay Work, Seller will provide Buyer with a copy of the draft Site Investigation Report prepared by RMT along with a proposed Remediation Plan to achieve Green Bay Contamination Closure in an expeditious and cost effective manner. Said Site Remediation Report and Remediation Plan (collectively, the “Remediation Proposal”) will be submitted to Buyer for Buyer’s review and approval, such Buyer approval not to be unreasonably withheld. Should Seller present such Remediation Proposal to Buyer, and Buyer fail to respond within 30 days with its approval or disapproval, then Buyer shall be deemed to have approved such Remediation Proposal. Should Seller fail to present such a Remediation Proposal to Buyer to achieve Green Bay Contamination Closure or fail to achieve Green Bay Contamination Closure, then upon written notice to Seller, Buyer may, but is not obligated to, assume responsibility for achieving Green Bay Contamination Closure by presenting to Seller for review and approval a written proposal by another environmental remediation consultant to perform the Cleanup reasonable and necessary to achieve Green Bay Contamination Closure in an expeditious and cost-effective manner, Seller’s approval not to be unreasonably withheld. Buyer shall present to Seller an itemization of costs and expenses incurred by Buyer in undertaking and achieving Green Bay Contamination Closure in such a manner, and Seller agrees to promptly reimburse Buyer for such costs and expenses. The Buyer’s assumption of the Seller’s responsibility for the Cleanup of the Green Bay Contamination shall not operate to terminate or waive Seller’s Liability for the Green Bay Contamination. In the event Buyer disapproves such remediation proposal from Seller or Seller disapproves any such remediation proposal from Buyer, Seller and Buyer shall proceed to a binding arbitration in which Seller and Buyer shall agree upon an Arbitrator or, in the absence of an agreement, Seller shall select one environmental remediation consultant and Buyer shall select another environmental remediation consultant, and the two environmental remediation consultants so selected shall agree upon a third environmental remediation consultant who shall become the Arbitrator. The Arbitrator shall determine which remediation proposal will achieve Green Bay Contamination Closure in the most expeditious and cost effective manner. These obligations of Seller and Buyer shall survive the Closing.

(d) As a result of an environmental compliance audit, Seller has filed the Norway Voluntary Disclosure Response with MDEQ. Seller and JCI agree to retain responsibility for the costs of implementing prior to Closing the following Disclosure Responses for the indicated violations or potential violations: Numbers 1.2, 1.3, 1.4, 1.5, 1.6, 3.2, 4.3 and 4.13. These obligations of Seller and JCI shall survive the Closing.

6.13 Environmental Reporting. After the Closing, Seller agrees to complete and file with the appropriate Governmental Authorities all applicable reports required under any Environmental Law or Governmental Authorizations concerning its operation of the Business and use of the Owned Real Estate prior to the Closing, and to provide a copy of such reports or notices to Buyer within 10 days of their respective filings with the Governmental Authorities. Buyer agrees to reasonably cooperate with the Seller to ensure the timely filing or submission of such notices or reports to the appropriate Governmental Authorities. These obligations of Seller and Buyer shall survive the Closing. Buyer’s obligation to Seller under this provision shall consist of making available all records of the Business related to the Seller’s preparation of such reports and notices, and to make Buyer’s employees available to Seller to prepare such reports and notices, however, Buyer assumes no obligation to sign, certify, or submit such records and notices on behalf of Seller to the appropriate Governmental Authority, except to the extent required by Environmental Law.

6.14 Reliance Letters. Seller will assist Buyer in obtaining reliance letters for the benefit of the Buyer from the Seller’s consultants who prepared the Environmental Reports.

ARTICLE 7

COVENANTS OF THE BUYER

The Buyer covenants and agrees with the Seller as follows:

7.1 Buyer’s As-Is, Where-Is Acknowledgement. Except for the representations and warranties of the Seller and JCI at Article 4 hereof and the covenants and obligations of Seller and JCI set forth in this Agreement, the Buyer acknowledges that the Buyer is not relying on any representation or warranty of the Seller, and the Seller is not making any express or implied representations or warranties of any kind or nature, including, without limitation, any representation or warranty concerning (i) the physical or operating condition of any of the Purchased Assets, (ii) the use or adaptability to use of the Purchased Assets in the Business or their merchantability or fitness for a particular purpose, (iii) any physical, design, engineering or construction defects in the Purchased Assets, (iv) compliance or noncompliance of the Purchased Assets, the Norway Real Estate, the Green Bay Real Estate, the Watertown Real Estate, the Seller or the Business with any Legal Requirement or (v) the value of the Purchased Assets or the Business or the future profitability or future earnings performance of the Business. With respect to all matters other than those matters expressly covered by the Seller’s representations and warranties at Article 4 hereof, the sale of the Purchased Assets and the Business, as provided herein, is made on an “AS-IS, WHERE-IS” basis.

7.2 Employees and Labor Relations.

(a) On the Closing Date, the Buyer shall extend offers of employment to each employee (whether full or part-time) of the Seller, offering employment with the Buyer on and after the Closing Date for no less base compensation than such employees received from Seller immediately prior to the Closing Date, except that Buyer is not required to make an offer of employment to Richard Gasper. All of Seller’s employees who are offered and accept employment with the Buyer shall be known as the “Hired Employees.”

(b) The Buyer shall assume all of the Seller’s collective bargaining agreements listed on Schedule 3.1.

(c) The Buyer shall be responsible for (i) all obligations, if any, under the Workers Adjustment and Retraining Notice Act (“WARN Act”) and any similar state plant closing laws including but not limited to any financial Liability thereunder, arising from or related to Buyer’s purchase of the Business and the Purchased Assets and (ii) for any financial Liability related to a breach of Buyer’s covenants contained in Sections 7.2(a) and 7.2(b). Except as provided in the preceding sentence, Seller shall be responsible for all other obligations, if any, under the WARN Act and any similar state plant closing laws, including any financial liability thereunder, not arising from or related to Buyer’s purchase of the Business and the Purchased Assets.

(d) The Buyer shall be responsible for all obligations, on and after the Closing Date, relating to Buyer’s employee benefit plans for the benefit of the Hired Employees, including but not limited to all obligations under ERISA and any other state or federal employee benefit laws and all the obligations set forth in the remaining subsections of this Section 7.2. The Buyer shall also be responsible for any obligation for contributions to the GCIU Fund that results on and after the Closing Date from its assumption of the Seller’s collective bargaining agreements in accordance with Section (b) above.

(e) Seller’s Pension Plan. The Seller currently maintains, pursuant to its collective bargaining agreement with Local 663, Graphic Communications International Union (“GCIU Local 663”), the Group Pension Plan for Employees of NorthStar Print Group, Inc., Norway Division (“Seller’s Pension Plan”). Seller’s Pension Plan is a defined benefit pension plan that is intended to qualify under Section 401(a) of the Code. On and after the Closing Date, the Seller shall transfer and the Buyer shall assume and continue the sponsorship and administration of, as the successor employer thereunder, Seller’s Pension Plan and shall assume all the rights, duties, obligations and Liabilities of the Seller under the Seller’s Pension Plan. On the Closing Date, the Buyer shall also assume all Liabilities under Seller’s Pension Plan for all benefits to each of the Plan’s participants and beneficiaries (including all retirees and former participants with deferred vested benefits) that have accrued as of the Closing Date and the Seller shall relinquish any and all rights it had or may have had with respect to any of the assets of Seller’s Pension Plan.

(f) Retiree Health Plan. Pursuant to its collective bargaining agreement with GCIU Local 663, the Seller provides certain employees who were on its payroll as of July 31, 1998, and who retire between the ages of 62 and 65 (“Early Retiree Eligible Employees”) with the option of continuing coverage under its health and welfare program after retirement and until age 65, by paying the applicable premium for this coverage. On and after the Closing Date, the Buyer shall assume the Seller’s obligation to provide this continuing coverage to all Early Retiree Eligible Employees, including both current employees of the Seller who may become eligible for this continuing coverage on or after the Closing Date and former employees of the Seller who have elected or have the right to elect this continuing coverage, by providing this continuing coverage under the Buyer’s own health and welfare program to the extent required by the collective bargaining agreement with GCIU Local 663 that the Buyer is assuming pursuant to subsection (b) above. This continuing coverage for Early Retiree Eligible Employees shall be in addition to and not in derogation of, any COBRA coverage that the Buyer is obligated to provide in accordance with subsection (d) above to Hired Employees.

(g) Buyer’s 401(k) Plan. The Buyer currently maintains a defined contribution profit-sharing plan with a cash or deferred arrangement that is intended to qualify under Section 401(a) and 401(k) of the Code (“Buyer’s 401(k) Plan”). Buyer’s 401(k) Plan shall provide credit to Hired Employees for all of their service with the Seller, solely for purposes of eligibility to participate and vesting, to the same extent such service would have been credited if the service had been performed for the Buyer prior to the Closing Date. Buyer’s 401(k) Plan shall permit elective deferral contributions by each eligible Hired Employee as soon as administratively feasible after the Hired Employee is employed with the Buyer. After the Closing Date, the Buyer shall permit Hired Employees who are entitled and elect to receive an “eligible rollover distribution” (as described in Section 402(f)(2)(A) of the Code) from the JCI Investment Savings Plan to direct that the eligible rollover distribution be transferred to Buyer’s 401(k) Plan in accordance with Section 402(c) of the Code and the Buyer shall cause Buyer’s 401(k) Plan to contain provisions permitting such transfers.

(h) Buyer’s Group Health Plan. The Buyer shall provide each Hired Employee (and their spouses and dependents) with immediate coverage as of the Closing Date under a “group health plan” (within the meaning of Section 5001(b) of the Code) maintained by the Buyer (the “Buyer’s Group Health Plan”), provided that the Hired Employee’s employment with the Buyer begins as of the Closing Date (“Eligible Hired Employees”). The Buyer’s Group Health Plan shall waive any pre-existing condition exclusions or restrictions with respect to the Eligible Hired Employees and shall include such other terms and conditions as determined by the Buyer. The Buyer shall be solely responsible for providing (and shall have sole liability in respect to any failure to provide) COBRA Coverage under the Buyer’s Group Health Plan with respect to all Eligible Hired Employees (and their spouses and dependents) resulting from any “qualifying event” occurring on or after the Closing Date.

(i) GCIU Supplemental Retirement and Disability Fund. Seller and Buyer agree that the transaction contemplated by this Agreement shall qualify for the sale of assets exception of section 4204 of ERISA, so that no withdrawal from the GCIU Fund by Seller shall occur as a result of the transaction. Accordingly:

(i) Buyer obligates itself to contribute to the GCIU Fund with respect to the operations for substantially the same number of contribution base units (within the meaning of section 4204(a)(1)(A) of ERISA and may be defined by the Fund’s fiduciaries) for which Seller had an obligation to contribute.

(ii) Buyer shall provide to the GCIU Fund for a period of five plan years of the Fund, beginning with the first plan year of the Fund that begins after the Closing, a bond or escrow for or in an amount determined in accordance with section 4204(a)(1)(B) of ERISA, as necessary to satisfy the requirements of section 4204(a)(1)(B) of ERISA, except to the extent such requirements may be waived by variance or exemption.

(iii) If Buyer shall withdraw from the GCIU Fund in a complete withdrawal or a partial withdrawal with respect to operations during the five plan years of the Fund beginning with the first plan year that begins after Closing Date, and if the liability of Buyer with respect to the Fund is not paid, Seller shall be secondarily liable for any withdrawal liability it would have had to the Fund with respect to operations but for section 4204 of ERISA, if and to the extent required by section 4204(a)(1)(C) of ERISA. If the GCIU Fund waives the requirements of section 4204(a)(1)(C) by variance or exemption, this Section 7.2(i)(iii) shall be null and void.

(iv) If all or substantially all of Seller’s assets are distributed, or if Seller is liquidated before the end of the five plan year period beginning with the plan year that begins after Closing, Seller shall provide to the GCIU Fund a bond or escrow as necessary to satisfy the requirements of section 4204(a)(3)(A) and (B) of ERISA, unless such requirements are waived by variance or exemption. For purposes of this subsection (iv), the term “Seller” shall include Seller and any entity under common control with Seller within the meaning of section 4001(b)(1) of ERISA and the regulations promulgated thereunder.

(v) Buyer and Seller shall promptly notify the fiduciaries of the GCIU Fund of this transaction. Buyer or Seller may apply to the Fund or Pension Benefit Guaranty Corporation (“PBGC”) for a variance or exemption from any of the requirements of paragraphs (ii) or (iii) above. The applicant shall prepare its own submission documents to obtain a variance, if any, and shall absorb its own legal and administrative costs attributable to such preparation, except that Buyer and Seller shall provide each other with copies of all correspondence sent to the Fund or PBGC regarding a variance, and Buyer and Seller shall each comply with the other’s reasonable request for documentation required in the obtaining of a variance.

(vi) Buyer agrees to assume and pay on behalf of Seller any secondary liability described in paragraph (iii) and any withdrawal liability or other liability that may be asserted by the Fund against Seller or any entity under common control with Seller within the meaning of section 4001(b)(1) of ERISA and the regulations promulgated thereunder (“Commonly-Controlled Entity”) by reason of a breach by Buyer of any agreement in this Section 7.2(i). Buyer shall also indemnify Seller and any Commonly-Controlled Entity from and against any loss, liability, cost, or expenses incurred in connection with any such secondary liability or assertion of liability by the Fund.

7.3 Transfer Taxes. The Buyer shall pay all sales taxes with respect to the sale of the Vehicles by the Seller to the Buyer.

7.4 Deliveries at Closing. At the Closing, the Buyer shall deliver to the Seller the following, duly executed where appropriate:

(a) Buyer’s Authority Certificate. A certificate from Buyer substantially in the form of Exhibit P attached hereto, dated as of the Closing Date, certified by the Secretary of Buyer, attached to which are (i) a certified copy of the certificate of organization of Buyer; (ii) a copy of the bylaws or other organizational documents of Buyer; (iii) copies of the resolutions of the Members and the board of directors of Buyer approving this Agreement and the transactions contemplated thereby; and (iv) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Buyer.

(b) Assumption Agreement. The Buyer shall duly execute and deliver to the Seller the Assumption Agreement.

(c) Purchase Price. Payment of the Purchase Price in the form required by Section 2.2.

(d) Covenant and Agreement Not-to-Compete.

(i) Buyer shall execute and deliver to Seller and JCI the Covenant and Agreement Not-to-Compete, substantially in the form of Exhibit K attached hereto.

(e) Buyer shall execute and deliver to Richard Gasper the Amendment and Assignment of Employment Agreement between Mr. Gasper, JCI and Buyer, in substantially the form of Exhibit L attached hereto. Buyer shall deliver to Seller and JCI a fully executed copy of the Amendment and Assignment of Employment Agreement between Mr. Gasper, JCI and Buyer.

(f) Green Bay Lease. MCC-Wisconsin shall duly execute and deliver to the Seller the Green Bay Lease in substantially the form of Exhibit E attached hereto.

7.5 Vacation Accruals. Buyer shall use, until at least December 31, 2005, Seller’s method of accounting for vacation accrual (subject to any changes required by U.S. GAAP) for all Hired Employees. The failure of Buyer to comply with this Section 7.5 will result in damages to the Seller, determined as of the date of the change in accounting for the vacation accrual, equal to the accrued vacation pay as of the Closing Date, reduced each day following the Closing Date by the product of (i) a fraction with a numerator of one (1) and a denominator equal to the number of days from and including the Closing Date, to and including December 31, 2005, multiplied by (ii) the accrued vacation pay as of the Closing Date.

7.6 Notice of Intent and Buyer Voluntary Disclosure. Buyer agrees within 1 (one) day after the Closing to file a Notice of Intent to Perform an Environmental Compliance Audit with the MDEQ and to provide a copy of the same promptly to Seller and JCI. Buyer shall file the Buyer Voluntary Disclosure with MDEQ in an expeditious manner pursuant to Michigan Laws and provide a copy of the same promptly to Seller and JCI. Buyer agrees to retain responsibility for the costs of implementing all of the Disclosure Responses set forth in the Buyer Voluntary Disclosure. Buyer agrees to notify Seller and JCI of the completion of implementation of each of the Disclosure Responses set forth in the Buyer Voluntary Disclosure. These obligations of Buyer shall survive the Closing.

7.7 Norway Condenser Unit Replacement. Buyer agrees promptly after Closing to perform the Norway Condenser Unit Replacement on or before 90 days after Closing and provide notice thereof to Seller and JCI. Buyer agrees to retain all responsibility for the costs of performing the Norway Condenser Unit Replacement. These obligations of Buyer shall survive the Closing.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by the Seller and JCI. Notwithstanding the Closing, the Seller and JCI, jointly and severally, shall indemnify and save the Buyer, its subsidiaries, affiliates, directors, officers, partners, members, shareholders, and each of their respective successors and assigns, harmless from and against any and all losses, Claims, damages, Liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys’ fees and other costs and expenses reasonably incident to proceedings or investigations or the defense or settlement of any Claims or Liability (but specifically excluding punitive and consequential damages), incurred by the Buyer resulting from any of the following:

(a) Representations or Warranties. The inaccuracy or breach of any representation or warranty of the Seller or JCI given in or pursuant to this Agreement;

(b) Covenants. The breach or default in the performance by the Seller of any of its covenants, obligations or agreements in this Agreement; or

(c) Liabilities Not Expressly Assumed. Any Liability or obligation of the Seller not expressly assumed by the Buyer pursuant to this Agreement.

(d) Product Liability. Except for warranty obligations, any Liability or obligation arising from any product Liability of Seller or the Business not included in the Assumed Liabilities in respect of products of the Business manufactured, sold or provided to customers, clients or others, prior to the Closing Date.

(e) Retained Environmental Liabilities. Any obligation or liability of Seller or JCI for the Retained Environmental Liabilities.

8.2 Indemnification by Buyer. Notwithstanding the Closing, the Buyer, jointly and severally, shall indemnify and save the Seller and JCI, and their respective subsidiaries, affiliates, directors, officers, shareholders, partners, members and their respective successors and assigns, harmless from and against any and all losses, Claims, damages, Liabilities, costs, expenses or deficiencies, including, but not limited to, reasonable attorneys’ fees and other costs and expenses reasonably incident to Proceedings or investigations or the defense or settlement of any Claims or Liability (but specifically excluding punitive and consequential damages), incurred by the Seller or JCI resulting from any of the following:

(a) Representations or Warranties. The inaccuracy or breach of any representation or warranty of the Buyer given in or pursuant to this Agreement;

(b) Covenants. The breach or default in the performance by the Buyer of any of its covenants, obligations or agreements in this Agreement; or

(c) Liabilities Expressly Assumed. Any Liability or obligation of the Seller expressly assumed by the Buyer pursuant to this Agreement.

(d) Antitrust Liability. Any Liability or obligation arising out of, or in relation to, any antitrust or anticompetitive violation resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby, including any pending or Threatened Claim, whether by a Governmental Authority or a third-party, relating to such an antitrust or anticompetitive violation, including, without limitation, violations or Claims under the Hart-Scott-Rodino Act, the Sherman Antitrust Act or any other federal or state Law regarding antitrust or anticompetitive conduct.

(e) Leased Real Property Liability. Any Liability, obligation, cost or expense arising out of, or relating to, Seller remaining a party to the leases for the Leased Real Property pursuant to Section 6.10, or otherwise fulfilling its obligations thereunder.

(f) Assumed Environmental Liabilities. Any obligation or Liability of Buyer for the Assumed Environmental Liabilities.

8.3 Procedures for Making Claims. If and when a party (the “Indemnitee”) desires to assert a Claim for Indemnifiable Damages against another party (the “Indemnitor”) pursuant to the provisions of this Article 8, the Indemnitee shall deliver a Notice of Claim to the Indemnitor reasonably promptly after Indemnitee’s receipt of a Claim or specific and affirmative awareness of a potential Claim. If the Indemnitor shall object to such Notice of Claim, the Indemnitor shall deliver a Notice of Objection to the Indemnitee within 30 days after the Indemnitee’s delivery of the Notice of Claim. If the Notice of Objection shall not have been so delivered within such 30 day period, Indemnitor shall be conclusively deemed to have acknowledged the correctness of the Claim or Claims specified in the Notice of Claim for the full amount thereof, and the Indemnifiable Damages set forth in the Notice of Claim shall be promptly paid by the Indemnitor to the Indemnitee on demand, in cash. If the Indemnitor shall make timely objection to a Claim or Claims set forth in any Notice of Claim, and if such Claim or Claims shall not have been resolved or compromised within 60 days from the date of delivery of the Notice of Objection, then such Claims shall be settled by arbitration pursuant to Section 9.5 hereof. If, by arbitration, it shall be determined that the Indemnitee shall be entitled to any Indemnifiable Damages by reason of its Claim or Claims, the Indemnifiable Damages so determined shall be paid to the Indemnitee by the Indemnitor in cash.

8.4 Participation in Defense of Third Party Claims. If any third party shall assert any Claim against an Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages and which can be remedied by the payment of money damages without further adverse consequence to the Indemnitee, the Indemnitor, at the sole expense of the Indemnitor, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee, but only if and so long as the Indemnitor diligently pursues the defense of such Claim. If the Indemnitor does not assume the primary defense of any such Claim, the Indemnitee may do so.

8.5 Survival of Indemnification, Representations and Warranties. An Indemnitor’s obligation to pay Indemnifiable Damages arising out of Claims described in Sections 8.1(c), 8.1(e) (except as otherwise provided in this Agreement), 8.2(c), 8.2(d), 8.2(e) and 8.2(f) hereof shall survive the Closing indefinitely. The representations and warranties contained in Articles 4 and 5 hereof, and an Indemnitor’s obligation to pay Indemnifiable Damages arising out of Sections 8.1(a), 8.1(d) and 8.2(a) hereof, shall survive the Closing as follows:

(a) Fraudulent Breach of Representations. In the case of a Claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, indefinitely;

(b) Certain Representations. In the case of a Claim based upon the inaccuracy or breach of a representation or warranty pertaining to Section 4.8 (Title), Section 4.15 (Taxes) or Section 4.16 (Environmental), for a period equal to the period of the applicable statute of limitations plus 60 days; and

(c) All Other Claims. In the case of all other Claims based upon the inaccuracy or breach of a representation or warranty, for a period of 24 months after the Closing Date.

No Claim for recovery of Indemnifiable Damages arising out of Section 8.1 or Section 8.2 hereof may be asserted by an Indemnitee after the expiration of the applicable time period described above in this Section; provided, however, that any Claim first asserted by the giving of a Notice of Claim within the applicable survival period shall neither be abated nor barred.

8.6 Limitations on Indemnifiable Damages.

(a) Minimum and Maximum Amount. Notwithstanding the foregoing, and subject to the following provisions, the amount of Indemnifiable Damages payable by the Seller and JCI arising under Section 8.1 hereof shall be limited as follows:

(i) The Buyer shall not be entitled to recover Indemnifiable Damages for any matter described in Sections 8.1(a) or 8.1(d) hereof unless and until the aggregate of all Claims for Indemnifiable Damages asserted pursuant to such Sections hereof exceeds $250,000 and then only for the excess over $250,000. The limitations set forth in this provision do not apply to Indemnifiable Damages asserted pursuant to Section 8.1(e) hereof.

(ii) The amount of Indemnifiable Damages payable by the Seller and JCI arising out of or relating to the inaccuracy or breach of a representation or warranty pertaining to Section 4.16 (Environmental) shall in no event exceed $4,000,000 in the aggregate. The limitations set forth in this provision do not apply to Indemnifiable Damages asserted pursuant to Section 8.1(e) hereof.

(iii) The amount of Indemnifiable Damages payable by the Seller and JCI arising out of or relating to Section 8.1(a) [except as to the inaccuracy or breach of a representation or warranty pertaining to Section 4.16 (Environmental), to which the provisions of Section 8.6(a)(ii) shall apply]; or Section 8.1(d) shall in no event exceed $1,500,000 in the aggregate. The limitations set forth in this provision do not apply to Indemnifiable Damages asserted pursuant to Section 8.1(e) hereof.

(b) Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the income tax savings, if any, to the Indemnitee from the income tax deduction or deferral, if any, to which the Indemnitee shall become entitled as a consequence of any loss, Claim, damage, Liability, cost, expense or deficiency giving rise to the Indemnifiable Damages, but only to the extent that such income tax savings would not be offset by adverse tax consequences to the Indemnitee by reason of receipt of the Indemnifiable Damages.

(c) Insurance Proceeds; Claims Against Third Parties. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the sum of (i) insurance proceeds to which the Indemnitee becomes entitled as a consequence of any matter or item giving rise to Indemnifiable Damages and (ii) all amounts received or receivable from third parties in connection with any matter or item giving rise to Indemnifiable Damages. The Indemnitee shall in good faith pursue and attempt to collect all insurance proceeds and all Claims against third parties which would reduce Indemnifiable Damages. Buyer shall have no obligation to pursue claims under its insurance policies for the Retained Environmental Liabilities or any Indemnifiable Damages.

(d) Purchase Price Adjustment. The Buyer shall not be entitled to recover Indemnifiable Damages with respect to any matter which was taken into account in determining the Net Working Capital Purchase Price Adjustment.

8.7 Sole Remedy. The sole remedy of the Buyer for any Claim for monetary damages resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby shall be a Claim for Indemnifiable Damages made pursuant to, and subject to the limitations of, this Article 8, except for: (i) any claim for Indemnifiable Damages which is based upon fraud or fraudulent misrepresentation; and (ii) any Claim for monetary damages resulting or arising in any manner from or with respect to the Retained Environmental Liabilities.

ARTICLE 9

MISCELLANEOUS

9.1 Non-Breach With Respect to Financial Statements. Each of the parties hereto agrees that a difference of any type between the Supplemental Financial Statements and either or both of the Financial Statements or the Interim Financial Statements, whether material or not, shall not constitute a breach of any term or provision of this Agreement, including, without limitation, the Representations and Warranties contained in Article 4 hereof.

9.2 Further Assurances. Each of the parties hereto agrees that it will at any time, and from time to time, after the Closing Date, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, assignments, transfers, conveyances and assurances as may reasonably be required to complete the transactions contemplated herein, including those efforts to obtain necessary Governmental Authorizations. After the Closing Date, Seller and JCI shall use commercially reasonable efforts to cause any necessary third party to execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein. After the Closing Date, Buyer shall, and shall use commercially reasonable efforts to cause any necessary third party to, execute such documents and do such acts and things as Seller may reasonably require for the purpose of giving to Seller the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

9.3 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors, assignees, and beneficiaries in interest.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Wisconsin (regardless of such State’s conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof.

9.5 Expenses. Except as otherwise herein provided, all expenses incurred in connection with this Agreement or the transactions herein provided for shall be paid by the party incurring such expenses and costs.

9.6 Arbitration. Except as provided at Section 2.3(c) hereof, any controversy, dispute or Claim pertaining to this Agreement (including, but not limited to, any Claim regarding the scope or effect of this Section and any Claim that this Section is invalid or unenforceable) or the breach hereof, shall be settled by a single arbitrator in binding arbitration conducted in Milwaukee, Wisconsin in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) (or such other arbitration service as the parties may agree upon), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be in writing. In addition to the Commercial Arbitration Rules of the AAA, and unless otherwise agreed to by the parties, the following rules shall apply:

(a)	Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to 20 written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than ten individuals.

(b)	Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c)	Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within 30 days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an Order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. Each party shall pay their own legal and other professional fees and costs of the arbitration and one-half of the costs of the arbitrator. However, notwithstanding the foregoing, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of this Agreement pending a final award or further order by the arbitrator. Such remedy, however, shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

9.7 Notices. Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section) or (iii) three days after being mailed to such party by registered or certified U.S. Mail (return receipt requested) or one day after being sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

(a)	If to MCC-Wisconsin,	Multi-Color Corporation
	MCC-Norway or	Attention: Secretary
	Multi-Color:	425 Walnut Street, Suite 1300
Cincinnati, Ohio 45202
Facsimile No: (513) 345-1102

	With a copy to:	Greenebaum, Doll & McDonald PLLC
Attention: C. Christopher Muth, Esq.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
Facsimile No: (513) 455-8500

(b)	If to the Seller or JCI:	Paul M. Bonaiuto
Executive Vice President and
Chief Financial Officer
Journal Communications, Inc.
333 West State Street
P.O. Box 661
Milwaukee, Wisconsin 53201-0661
Facsimile No: (414) 224-2469

	With a copy to:	Mary Hill Leahy, Esq.
Senior Vice President and
General Counsel, Business Services
Journal Communications, Inc.
333 West State Street
P.O. Box 661
Milwaukee, Wisconsin 53201-0661
Facsimile No: (414) 224-2469

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same document, provided that all such counterparts, in the aggregate, shall contain the signatures of all parties hereto.

9.9 Headings and Sections. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement unless otherwise indicated.

9.10 Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by mutual written agreement of all the parties hereto. Any party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition. Each amendment, modification, supplement or waiver shall be in writing signed by the party or the parties to be charged.

9.11 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto represent the full and complete agreement of the parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the parties with respect to the subject matter hereof (except that the Confidentiality Agreement remains in full force and effect), and no provision or document of any kind shall be included in or form a part of such agreement unless signed and delivered to the other party by the parties to be charged.

9.12 Third Party Beneficiaries. No third parties are intended to benefit from this Agreement, and no third party beneficiary rights shall be implied from anything contained in this Agreement.

9.13 Public Announcement. Upon the execution of this Agreement, the parties hereto shall mutually agree upon a public announcement disclosing the transactions contemplated hereby. Such disclosure shall comply in all respects with the requirements of any applicable federal or state Laws and shall be made within 4 days of the Closing Date.

9.14 Severability. If a court of competent jurisdiction, or an arbitrator pursuant to Section 9.6 hereof, holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, then the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by Law, but only if and to the extent that such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court or arbitrator add to this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date and year first written above.

BUYER

MCC-WISCONSIN, LLC

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:

MCC-NORWAY, INC.

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:

MULTI-COLOR CORPORATION

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:

SELLER

NORTHSTAR PRINT GROUP, INC.

By:	/s/ Paul M. Bonaiuto
Name:	Paul M. Bonaiuto
Title:	Senior Vice President

JCI

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Paul M. Bonaiuto
Name:	Paul M. Bonaiuto
Title:	Executive Vice President & CFO

EXHIBITS

Exhibit A:	Assumption Agreement
Exhibit B:	Seller’s Authority Certificate
Exhibit C:	Bill of Sale and Assignment Agreement
Exhibit D:	Not Used
Exhibit E:	Green Bay Lease
Exhibit F:	Special Warranty Deed – Norway Real Estate
Exhibit G:	Special Warranty Deed – Watertown Real Estate
Exhibit H:	Trademark Assignment
Exhibit I:	Patent Assignment
Exhibit J:	JCI’s Authority Certificate
Exhibit K:	Covenant and Agreement Not-to-Compete
Exhibit L:	Amendment and Assignment of Employment Agreement
Exhibit M:	Environmental Access Agreement
Exhibit N:	Services Agreement with Sigma Environmental Services, Inc.
Exhibit O:	RMT Work Authorization Agreement
Exhibit P:	Buyer’s Authority Certificate

SCHEDULES

Schedule 1.1(c):	Included Prepaid Expenses
Schedule 1.1(d):	Norway Real Estate
Schedule 1.1(e):	Equipment
Schedule 1.1(f):	Vehicles
Schedule 1.1(g):	Contracts
Schedule 1.2(p):	Green Bay Real Estate
Schedule 1.3:	Watertown Real Estate
Schedule 2.3(a)(i):	Net Working Capital Amount as of the Balance Sheet Date
Schedule 2.3(b)(i):	Coors Sales Adjustment Method
Schedule 2.3(b)(ii):	Gallo Sales Adjustment Method
Schedule 2.4:	Purchase Price Allocation
Schedule 3.1:	Assumed Liabilities; Executory Contracts

DISCLOSURE SCHEDULES

Schedule 4.1:	Organization
Schedule 4.2:	Conflicting Obligations
Schedule 4.3:	Third Party Consents
Schedule 4.6(a):	Financial Statements
Schedule 4.6(b):	Interim Financial Statements
Schedule 4.7:	Real Property; Leases
Schedule 4.8(a):	Non-Real Estate Purchased Assets
Schedule 4.8(b):	Real Estate

Schedule 4.10:	Inventories
Schedule 4.11(a):	Definition of Intellectual Property
Schedule 4.11(b):	Ownership of Intellectual Property
Schedule 4.11(c):	Patents
Schedule 4.11(d):	Marks
Schedule 4.11(e):	Copyrights
Schedule 4.11(f):	Trade Secrets
Schedule 4.11(g):	Royalties
Schedule 4.11(h):	Employee Agreements
Schedule 4.12:	Licenses; Permits; Governmental Authorizations
Schedule 4.13(a):	Software List
Schedule 4.13(b):	Software Ownership
Schedule 4.13(c):	Software Assignability
Schedule 4.14(a):	Litigation
Schedule 4.14(b):	Orders
Schedule 4.15:	Taxes
Schedule 4.16(b):	Compliance with Environmental Laws
Schedule 4.16(c):	Environmental Claims
Schedule 4.16(d):	Environmental Orders
Schedule 4.16(e):	Environmental Reports
Schedule 4.16(f):	Storage Tanks
Schedule 4.17:	Events Subsequent to Latest Balance Sheet Date
Schedule 4.18:	Events Subsequent to Balance Sheet Date
Schedule 4.19:	List of Contracts
Schedule 4.19(b):	Performance of Contracts
Schedule 4.20:	Sufficiency of Assets
Schedule 4.22:	Condition of Purchased Assets
Schedule 4.23:	Customers of Seller; Conditions Affecting Seller
Schedule 4.24(a):	Listing of Plans
Schedule 4.24(b):	Compliance of Plans
Schedule 4.25(a):	Listing of Employees
Schedule 4.25(b):	Agreements With Employees
Schedule 4.26:	Labor Relations: Compliance
Schedule 4.27	Notice of Violation
Schedule 4.28:	Personal Property
Schedule 4.30(a):	Product Warranties
Schedule 4.30(b):	Product Liability
Schedule 4.31(a)	List of Studies-Norway Real Estate, Green Bay Real Estate
Schedule 4.31(b):	List of Studies-Watertown Real Estate
Schedule 4.32:	Non-Application of Representations and Warranties